UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Definitive Proxy Statement

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Soliciting Material Pursuant to § 240.14a-12
Via Renewables, Inc.
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VIA RENEWABLES, INC.
12140 Wickchester Ln., Suite 100
Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the shareholders of Via Renewables, Inc.:
Notice is hereby given that the 2022 Annual Meeting of Shareholders of Via Renewables, Inc. (the “Company”) will be held at 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, on May 18, 2022, at 10:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:
1.    To elect one Class II director.
2.    To ratify the appointment of Grant Thonrton LLP (“GT”) as our independent registered public accountant for 2022.
3.    To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers.
4.    To transact such other business as may properly come before the Annual Meeting.
These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting if you held shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A common stock”), or Class B common stock, par value $0.01 per share (the “Class B common stock” and, together with the Class A common stock, the “Common Stock”), at the close of business on March 24, 2022. Holders of shares of our 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) generally have no voting rights and, accordingly, are not entitled to vote on any matters at the Annual Meeting.
Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we are also providing access to our proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement, a proxy card and our 2021 Annual Report to Shareholders. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that this process will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.
YOUR VOTE IS IMPORTANT
We urge you to promptly vote your shares of Common Stock in advance of the Annual Meeting. You will retain the right to revoke your proxy at any time before the vote, or to vote your shares of Common Stock personally if you attend the Annual Meeting. Voting your shares of Common Stock in advance of the Annual Meeting will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if you hold your shares of Common Stock through a broker or other nominee, and you wish to vote in person at the Annual Meeting, you must obtain from your broker or other nominee a proxy issued in your name.
By Order of the Board of Directors,
W. Keith Maxwell, III
                            Chief Executive Officer

Houston, Texas
April 8, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2022
The Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting of Shareholders, along with the Company’s 2021 Annual Report to Shareholders, is available free of charge at www.proxyvote.com.

VIA RENEWABLES, INC.
12140 Wickchester Ln., Suite 100
Houston, Texas 77079
PROXY STATEMENT
2022 ANNUAL MEETING OF SHAREHOLDERS
The Board of Directors of the Company (the “Board of Directors” or the “Board”) is soliciting your proxy for the Annual Meeting that will be held on May 18, 2022 at 10:00 a.m. Central Time, at 12140 Wickchester Ln., Suite 100, Houston, Texas 77079. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares of Common Stock at the Annual Meeting. Those persons will also be authorized to vote your shares of Common Stock to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
In accordance with rules and regulations adopted by the SEC, we are providing shareholders of our Common Stock access to proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to our Common Stock shareholders of record as of March 24, 2022 on or about April 8, 2022. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, shareholders of our Common Stock may request to receive future proxy materials in printed form by mail or electronically by e-mail. An election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates it.
Shareholders of Record and Beneficial Owners
Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.
Shareholders of Record. If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and the Notice and any requested proxy materials, including a proxy and voting instruction card, are being sent directly to you.
Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the shareholder of record with respect to those shares. If you are a beneficial owner of Common Stock held in street name, you must either direct your broker or other nominee how to vote your Common Stock, or obtain a “legal” proxy from your broker or other nominee to vote in person at the Annual Meeting. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the proxy materials by mail should follow the instructions included in the proxy materials to transmit voting instructions.
QUORUM AND VOTING
Voting Stock. Holders of our Common Stock are entitled to vote at the Annual Meeting. The shares of Class A common stock and Class B common stock will vote together as a single class on all matters. Each shareholder is entitled to one vote for each share of Class A common stock and one vote for each share of Class B common stock owned by them on the record date. Holders of shares of our Series A Preferred Stock generally have no voting rights and, accordingly, are not entitled to vote on any matters at the Annual Meeting.
You may vote by any of the following four methods:
•Internet. Vote on the Internet at www.proxyvote.com. This web site also allows electronic proxy voting using smartphones, tablets and other web-connected mobile devices (additional charges may apply pursuant to your service provider plan). Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card, and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of proxy materials for future shareholder meetings. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m. Eastern Time (“ET”) on May 17, 2022.
•Telephone. Vote by telephone by following the instructions on the Notice. Voice prompts allow you to vote your shares of Common Stock and confirm that your vote has been properly recorded. Telephone voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m. ET on May 17, 2022.
•Mail. If you have requested and received a proxy card by mail, you can vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If you mail in your proxy card, it must be received by us before the voting polls close at the Annual Meeting to be counted.
•In person. You may attend and vote at the Annual Meeting.
The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most shareholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you are able to attend in person. If you are a beneficial owner of Common Stock held in street name, you must either direct your broker or other nominee as to how to vote your Common Stock, or obtain a “legal” proxy from your broker or other nominee to vote in person at the Annual Meeting. Beneficial owners that receive the proxy materials by mail from the shareholder of record should follow the instructions included in the proxy materials to transmit voting instructions.
Even if you plan to attend the Annual Meeting in person, please vote your proxy in advance of the Annual Meeting using one of the methods above as soon as possible so that your shares of Common Stock will be represented at the Annual Meeting if for any reason you are unable to attend in person. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Company a written notice of the revocation, by submitting your vote electronically through the Internet or by phone after the grant of the proxy, or by signing and delivering to the Company a proxy with a later date than the proxy previously submitted. Your attendance at the Annual Meeting will not revoke the proxy unless you give written notice of revocation to us before the proxy is exercised or unless you vote your shares of Common Stock in person at the Annual Meeting.
Record Date. The record date for shareholders of Common Stock entitled to notice of and to vote at the Annual Meeting was the close of business on March 24, 2022. As of the record date, 15,804,277 shares of Class A common stock were outstanding and entitled to be voted at the Annual Meeting and 20,000,000 shares of Class B common stock were outstanding and entitled to be voted at the Annual Meeting. Holders of shares of Series A Preferred Stock generally have no voting rights and, accordingly, are not entitled to vote on any matters at the Annual Meeting.
Quorum and Adjournments. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The Chairman of the meeting or a majority of the outstanding shares of Common Stock entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting; provided however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting. At any adjourned Annual Meeting at which a quorum is present, the Company may transact any business that might have been transacted at the Annual Meeting.
Vote Required. The director will be elected by a plurality of the votes validly cast at the Annual Meeting. All other proposals require the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the matter at the Annual Meeting.
An automated system that Broadridge Financial Solutions administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Broker non-votes generally occur because the broker does not receive voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers do not have discretionary voting authority with respect to Proposal ONE or THREE. For Proposal TWO, ratification of the appointment of our independent registered public accountant, brokers will have discretionary authority in the absence of timely instructions from their customers. Abstentions (i.e., if you or your broker marks “ABSTAIN” on a proxy) and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. However, broker non-votes will not have any effect on the outcome of Proposal ONE or THREE. Abstentions will have the effect of votes cast against Proposal TWO and Proposal THREE, but will not have any effect on the outcome of Proposal ONE.
Default Voting. A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted FOR the director nominee listed in Proposal ONE, FOR Proposal TWO and FOR Proposal THREE.
If any other business properly comes before the shareholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.
References herein to the “Company,” “we,” “us,” “our,” and similar terms refer to Via Renewables, Inc. and its subsidiaries unless the context indicates otherwise. For more information on our organizational structure, see “Transactions with Related Persons.”

PROPOSAL ONE
ELECTION OF DIRECTOR
The Board of Directors has nominated Nick W. Evans, Jr. for election as a Class II director to serve for a term beginning immediately following the Annual Meeting and expiring at the Annual Meeting of Shareholders of Via Renewables, Inc. to be held in 2025, or until such director’s successor is elected and qualified or upon the earlier of such director’s death, disability, resignation or removal.
Mr. Evans is currently serving as Class II director. The Board of Directors has no reason to believe that Mr. Evans will be unable or unwilling to serve if elected. If Mr. Evans becomes unable or unwilling to accept a nomination for election, either we will not hold a vote for his election or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends. Biographical information for Mr. Evans, as well as our other current directors and executive officers, is contained in the “Directors and Executive Officers” section below.
Required Vote
The election of the director nominee in this proposal requires a plurality of the votes validly cast at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the election of the nominee.

DIRECTORS AND EXECUTIVE OFFICERS
After the Annual Meeting, assuming the shareholders elect the nominee for the Board of Directors as set forth in “Proposal ONE—Election of Director” above, our Board of Directors will be, and our executive officers are:

Name	Age	Position
W. Keith Maxwell III	57	Chief Executive Officer, Chairman of the Board of Directors, Director
Mike Barajas	38	Chief Financial Officer
Paul Konikowski	50	Chief Operating Officer
Barbara Clay	51	Acting General Counsel and Secretary
Amanda E. Bush (1)(2*)(3)	41	Director
Kenneth M. Hartwick (1*)(2)(3)	59	Director
Nick W. Evans, Jr.(1)(2)(3*)	73	Director

(1)    Member of the Compensation Committee.
(2)    Member of the Audit Committee.
(3)    Member of the Nominating and Corporate Governance Committee.
*    Chair of specified committee

Our Board of Directors currently consists of four members. Our directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Ms. Bush is designated as a Class III director, and her term of office will expire at our Annual Meeting of Shareholders in 2023. Messrs. Maxwell and Hartwick are designated as Class I directors and their terms of office will expire at our Annual Meeting of Shareholders in 2024. Mr. Evans is designated as a Class II director, and his term of office will expire at our Annual Meeting of Shareholders in 2025, if elected.
Set forth below is biographical information about each of our executive officers, directors and the director nominee.
W. Keith Maxwell III. Mr. Maxwell has served as our Chief Executive Officer since November 2020, and as a director and non-executive Chairman of the Board of Directors since August 2014. Mr. Maxwell served as interim Chief Executive Officer from March 2020 to November 2020. Mr. Maxwell serves as the Chief Executive Officer of NuDevco Partners, LLC, Retailco, LLC, a Texas limited liability company (“Retailco”), Retailco Services, LLC and National Gas & Electric, LLC, each of which is affiliated with us. Mr. Maxwell served on the Board of Directors of Azure Midstream Partners GP, LLC, the general partner of a midstream energy company, from February 2015 until February 2016. Prior to that time, he served as Chairman of the Board of Marlin Midstream GP, LLC (formerly Marlin Midstream Partners, LP). Prior to founding the predecessor of Via Renewables, Inc. in 1999, Mr. Maxwell was a founding partner in Wickford Energy, an oil and natural gas services company, in 1994. Wickford Energy was sold to Black Hills Utilities in 1997. Prior to Wickford Energy, Mr. Maxwell was a partner in Polaris Pipeline, a natural gas producer, services and midstream company sold to TECO Pipeline in 1994. In 2010, Mr. Maxwell was named Ernst & Young Entrepreneur of the Year in the Energy, Chemicals and Mining category. A native of Houston, Texas, Mr. Maxwell earned a Bachelor’s Degree in Economics from the University of Texas at Austin in 1987. Mr. Maxwell has several philanthropic interests, including the Special Olympics, Child Advocates, Salvation Army, Star of Hope and Helping a Hero. We believe that Mr. Maxwell’s extensive energy industry background, leadership experience developed while serving in several executive positions and strategic planning and oversight brings important experience and skill to our board of directors.
Mike Barajas. Mr. Barajas serves as our Chief Financial Officer, a position he has held since November 2021. Immediately prior to his appointment as Chief Financial Officer, Mr. Barajas served as the Company’s Vice President of Finance and Investor Relations. Mr. Barajas oversees the Company’s accounting, tax, SEC reporting, treasury, financial planning and analysis, and investor relations functions. He is also the Chief Risk Officer. Prior to rejoining the Company in 2019, Mr. Barajas worked for several energy companies including Spark Energy from 2009 to 2014, Marlin Midstream, Xcalibur Logistics, and National Gas & Electric, LLC (“NG&E”) with leadership experience in accounting, finance, mergers & acquisitions, and treasury. Mr. Barajas holds a Master of Science in Accounting and a Bachelor of Business Administration from the C.T. Bauer College of Business at The University of Houston. Mr. Barajas is a Certified Public Accountant in the state of Texas.
Paul Konikowski. Mr. Konikowski has served as our Chief Operating Officer since November 2021. Immediately prior to his appointment as Chief Operating Officer, Mr. Konikowski served as Senior Vice President and General Manager of NG&E, a position he had held since April 2015. Prior to NG&E, Mr. Konikowski served as

Chief Operating Officer of Glacial Energy and Senior Vice President and Chief Information Officer of Via Renewables, Inc. (formerly Spark Energy, Inc.). Mr. Konikowski has extensive retail energy experience spanning more than 20 years including, sales, operations, risk and IT. Mr. Konikowski holds a Bachelor of Business Administration in Computer Information Systems and Marketing from Stephen F. Austin State University.
Barbara Clay. Ms. Clay has served as our Acting General Counsel since January 2020. Most recently, Ms. Clay was Chief Legal Officer of Crius Energy, a retail natural gas and electricity company, from 2012 to 2019, where she was responsible for managing all legal matters, including litigation, compliance, and regulatory. Prior to joining Crius Energy, Ms. Clay was Vice President, Senior Counsel for MasterCard Worldwide, an American multinational financial services corporation, from 2007 to 2012, where she supported that company in finance and treasury, international and domestic mergers & acquisitions, SEC matters and board advisory matters. Earlier in her career, Ms. Clay was Counsel for Boies, Schiller & Flexner, where she represented energy, communication, and financial industry clients in connection with private and public mergers and acquisitions, joint ventures, and complex contract matters. Ms. Clay graduated with honors from Rutgers University, where she earned a B.S. and a M.S. in Environmental Sciences. She also earned a Juris Doctor from Pace University School of Law, where she was a managing editor of the Pace University Environmental Law Review, and an MBA from Massachusetts Institute of Technology, Sloan School of Management. Ms. Clay brings to Via Renewables, Inc. over two decades of energy and compliance experience for highly regulated industries.
Amanda E. Bush. Ms. Bush has served as a director since August 2019. Ms. Bush currently serves as the Chief Financial Officer of Laser Midstream, a position she has held since February 2022. Prior joining Laser Midstream, Ms. Bush served as the Chief Financial Officer of Azure Midstream Energy, LLC, a midstream energy company, from June 2017 through February 2022. Prior to joining Azure Midstream Energy, LLC, she was the Chief Financial Officer at Marlin Midstream Partners, LP, a midstream energy company, from April 2013 to June 2017. Ms. Bush served as Chief Financial Officer of Via Renewables, Inc. from May 2012 to April 2013, and prior to that held positions in various other finance roles with Via Renewables, Inc. Ms. Bush began her career in public accounting with PwC. Ms. Bush has a master’s degree in accounting from the University of Houston and is a Texas certified public accountant. Ms. Bush was selected to serve as a director because of her extensive financial expertise and knowledge of the retail natural gas and electricity business.
Kenneth M. Hartwick. Mr. Hartwick has served as a director since August 2014. Mr. Hartwick currently serves as Chief Executive Officer and previously as the Senior Vice President and Chief Financial Officer of Ontario Power Generation, Inc., an electricity producer, a position he has held since April 2019. Previously, Mr. Hartwick served as Senior Vice President and Chief Financial Officer of Ontario Power Generation, Inc., from March 2016 to April 2019. Mr. Hartwick also serves as a director of MYR Group, Inc., an electrical contractor specializing in transmission, distribution, and substation projects, a position he has held since 2015. Mr. Hartwick served as the Chief Financial Officer of Wellspring Financial Corporation, a sales financing company, from February 2015 until March 2016. Mr. Hartwick also served as the interim Chief Executive Officer of Atlantic Power Corporation, a power generation plant operator, from September 2014 until January 2015 and as a director of Atlantic Power Corporation from October 2004 until March 2016. He has served in various roles for Just Energy Group Inc., most recently serving as President and Chief Executive Officer from 2004 to February 2014. Mr. Hartwick also served as President of Just Energy Group Inc. from 2006 to 2008, as Chief Financial Officer from 2004 to 2006, and as a director from 2008 to February 2014. Mr. Hartwick also served as the Chief Financial Officer of Hydro One, Inc., an energy distribution company, from 2002 to 2004. Mr. Hartwick holds an Honours of Business Administration degree from Trent University. Mr. Hartwick was selected to serve as a director because of his extensive knowledge of the retail natural gas and electricity business and his leadership and management expertise.
Nick W. Evans, Jr. Mr. Evans has served as a director since May 2016. Mr. Evans began his career at the Georgia Railroad Bank and then joined Abitibi Southern Corporation. He began his television career in sales at WATU-TV and WRDW-TV in Augusta and then moved to WNEP-TV, Wilkes-Barre/Scranton, Pennsylvania. He returned to WAGT-TV in Augusta and eventually became president and general manager. From 1987 to 2000, he was President and CEO of Spartan Communications, Inc., headquartered in Spartanburg, South Carolina. He currently serves as chairman of ECP Benefits and ECP/Trinity, partner of Toast Wine & Beverage, and is involved in business development for Group CSE in Atlanta. Mr. Evans is a former board member of numerous civic, community, business and industry organizations. While a Rotarian he was selected as a Paul Harris Fellow. Currently, he holds board positions with Wells Fargo (Augusta Advisory Board), Forest Hills Golf Association, Azalea Capital (Advisory Board) and Coca-Cola Bottling Company United, Inc. Mr. Evans served as a director of Marlin Midstream GP, LLC, the general partner of Marlin Midstream Partners, LP, from September 2013 through February 2015. Mr. Evans holds a B.B.A. degree from Augusta College. Mr. Evans was selected to serve as a director because of his leadership and management expertise.

Status as a Controlled Company
Because W. Keith Maxwell, III, through his indirect ownership of NuDevco Retail, LLC, a Texas limited liability company (“NuDevco Retail”) and Retailco, controls more than 50% of our outstanding voting power, we qualify as a “controlled company” as that term is defined under the corporate governance rules of the NASDAQ Global Select Market (“NASDAQ”). As a controlled company, we may elect not to comply with certain NASDAQ corporate governance requirements, including (i) the requirement that a majority of our Board of Directors consist of independent directors, (ii) the requirement to have a nominating/corporate governance committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities, (iii) the requirement to have a compensation committee composed entirely of independent directors and a written charter addressing the committee’s purpose and responsibilities, and (iv) the requirement of an annual performance evaluation of the nominating/corporate governance and compensation committees.
Although our Board of Directors consists of a majority of independent directors and has established a nominating and corporate governance committee and a compensation committee of independent directors, it may appoint non-independent directors and determine to eliminate these committees at any time. In such a case, you may not have the same protections afforded to shareholders of companies that are subject to all of NASDAQ’s corporate governance requirements.
Meetings and Committees of Directors
The Board of Directors held six meetings during 2021, and our independent directors met in executive session four times during 2021. The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee held four meetings in 2021, the Compensation Committee held two meetings in 2021, and the Nominating and Corporate Governance Committee held two meetings in 2021. During 2021, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served.
Audit Committee
The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is comprised of three directors who meet the independence and other requirements of the NASDAQ and the SEC. The Audit Committee currently consists of Ms. Bush and Messrs. Evans and Hartwick. Ms. Bush currently serves as the Chair of the Audit Committee.
The SEC requires that we disclose whether or not our Audit Committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. We have determined that each of Ms. Bush and Mr. Hartwick satisfies the definition of “audit committee financial expert.” Additionally, each of the current members of the Audit Committee meets the requirements of financial literacy under the requirements of the NASDAQ and SEC rules and regulations.
The Audit Committee assists the Board of Directors in its oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements and corporate policies and controls. The Audit Committee has the sole authority to retain and terminate our independent registered public accountant, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accountant. The Audit Committee is also responsible for confirming the independence and objectivity of our independent registered public accountant. Our independent registered public accountant is given unrestricted access to the Audit Committee. More information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.viarenewables.com.
Compensation Committee
Our Compensation Committee currently consists of three directors who are “independent” as such term is defined under the rules of the SEC and the NASDAQ. Our Compensation Committee currently consists of Ms. Bush and Messrs. Evans and Hartwick. Mr. Hartwick currently serves as the Chair of the Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and, in certain circumstances, for other employees. Our Compensation Committee also administers our incentive compensation plans.
The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine in an informational or advisory capacity.
Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer’s conclusions and recommendations, including those for base salary adjustments and award amounts for the current year, are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers. The Compensation Committee may exercise its discretion in modifying any compensation adjustment or awards to any executive officer, including reducing or increasing the payment amount for one or more components of such awards.
Our Board of Directors annually considers the performance of our Chief Executive Officer. The Compensation Committee determines all components of our Chief Executive Officer’s compensation and meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer.
The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer or officer compensation, including employment contracts and change in control provisions. The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants. As of the date of this Proxy Statement we have not engaged a compensation consultant.
More information regarding the functions performed by the Compensation Committee and its membership is in the “Compensation Committee Charter” that is posted on the Company’s website at www.viarenewables.com.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of three directors who are “independent” as such term is defined under the rules of the SEC and the NASDAQ. Our Nominating and Corporate Governance Committee currently consists of Ms. Bush and Messrs. Evans and Hartwick. Mr. Evans currently serves as the Chair of the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee identifies individuals qualified to become directors, consistent with criteria approved by the Board, recommends to the Board the director nominees for annual meetings of shareholders; reviews and recommends to the Board the corporate governance policies applicable to the Company; oversees the evaluation of the Board and its committees; oversees the Company’s policies, goals and reporting on sustainability, environmental, social and governance matters; and performs such other functions as the Board may assign it from time to time.
The Nominating and Corporate Governance Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may retain and determine funding for executive search firms, legal counsel, consultants, as well as other experts and advisers. The Nominating and Corporate Governance Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Nominating and Corporate Governance Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Nominating and Corporate Governance Committee or its chairperson may determine in an informational or advisory capacity.
More information regarding the functions performed by the Nominating and Corporate Governance Committee and its membership is set forth in the “Nominating and Corporate Governance Committee Charter” that is posted on the Company’s website at www.viarenewables.com. See also “Identification of Director Candidates” included herein for more information regarding the Nominating and Corporate Governance Committee’s role in selecting director nominees.
Director Independence
We have reviewed the independence of our current non-management directors using the independence standards of the NASDAQ and, based on this review, determined that three of our current directors, Ms. Bush and Messrs. Evans and Hartwick are independent. In connection with this assessment, the Board of Directors also determined that Ms. Bush and Messrs. Evans and Hartwick are independent within the meaning of the NASDAQ standards currently in effect and applicable to members of the Audit Committee and Compensation Committee.

Attendance at Annual Meetings
The Board of Directors encourages all directors to attend the Annual Meetings of Shareholders, if practicable. All of our directors then serving attended the 2021 Annual Meeting by phone or in person. We anticipate that all of our directors will attend the 2022 Annual Meeting by phone or in person.
Code of Conduct and Financial Code of Ethics
Our Board of Directors has adopted a Code of Conduct applicable to our employees, directors and officers, and a Financial Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and other senior financial officers in accordance with applicable U.S. federal securities laws and the corporate governance rules of NASDAQ. Any waiver of the Code of Conduct and Financial Code of Ethics may be made only by our Board of Directors and will be promptly disclosed as required by applicable U.S. federal securities laws and the corporate governance rules of NASDAQ. The Code of Conduct and Financial Code of Ethics are posted on our website at www.viarenewables.com.

SUSTAINABILITY
We are focused on reducing carbon emissions and are committed to advancing the energy transition with innovative renewable energy solutions. We also understand that a diverse work environment powers innovation, enhances employee engagement, and creates greater resilience for overcoming barriers.
Renewable Energy
Sourcing power and gas is at the core of our business, and operating an asset-light model allows us to remain flexible and competitive in our power and gas supply. We leverage the same market flexibility to source renewable energy at affordable prices and provide seamless access for our customers. As demand for renewable energy continues to increase, we plan to expand our renewable solutions to accommodate new technologies coming to market now and in the future.
We make use of renewable energy credits (“RECs”), which are a market-based instrument that represents the realized renewable attributes of renewable-based power generation. When we procure RECs on behalf of our customers, we are claiming their share of renewable generation that was delivered to the electric grid. We back several of our energy plans with specific RECs and, in doing so, directly support renewable generators. For the gas segment of our business, we utilize carbon offsets that represent a reduction of greenhouse gas emissions typically by carbon capture and sequestration. Historically, we utilized RECs to offset customer volumes strictly related to customers enrolled in renewable energy plans, but in the second quarter of 2021, we began fully offsetting 100% of customer volume by using RECs.
Diversity and Inclusion
We benefit from a diverse work environment at all levels of our organization. Our 2021 company survey results show that we were almost even on the amount of male and female employees, with males accounting for 51% of employees and females accounting for 49% of employees in our June 2021 survey. Additionally, our employees have varied races and ethnicities with Whites, Blacks, Hispanics, Asians, and American Indians all being represented in our 2021 survey.
As an equal opportunity employer who is committed to diversifying and promoting a safe, positive, and inclusive environment for employees of all ages, genders, races, ethnicities, religions, sexual orientations, education levels, and national origins, we will continue to foster a diverse workplace
To learn more about our sustainability efforts, please read our Sustainability Report, which is available under the “Sustainability” tab of the “Investor Relations” section of our website.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to shareholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:
•role and functions of the Board of Directors and its Chairman;
•qualifications and independence of directors;
•size of the Board of Directors and director selection process;
•shareholder communications with directors;
•committee functions and independence of committee members;
•meetings of independent directors;
•annual performance evaluation of the committees;
•compensation of the Board of Directors;
•director access to senior management and to independent advisors;
•annual performance evaluation of the management; and
•review of governance policies and any other corporate governance issues.
The “Corporate Governance Guidelines” are posted on the Company’s website at www.viarenewables.com. The Board of Directors reviews the Corporate Governance Guidelines periodically to reassess their adequacy and approve any proposed changes.
Board Leadership Structure
W. Keith Maxwell III currently serves as our Chief Executive Officer and as Chairman of the Board of Directors. The Board has no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer.
Our independent directors have also determined that it is optimal for the Board to have a “lead director,” whose responsibilities include, among others, presiding over executive sessions of the independent directors and establishing the agenda for each meeting of the independent directors. All of these principles are set forth in the Company’s Corporate Governance Guidelines. Currently, the Board of Directors selects a lead independent director on a meeting-by-meeting basis, as needed, to preside over scheduled meetings of the independent directors based upon the topic of the meeting and relevant experience.
Additionally, the Board of Directors regularly meets in executive session without the presence of the Chairman of the Board, Chief Executive Officer or other members of management. The lead director presides at these meetings and provides the Board of Directors’ guidance and feedback to the President and Chief Executive Officer and the Company’s management team. Further, the Board of Directors has complete access to the Company’s management team.

Board Diversity Matrix
The table below contains information based on the voluntary self-identification of each member of the Company’s board.

Board Diversity Matrix (as of April 8, 2022)
Total Number of Directors		4
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	3	--	--
Part II: Demographic Background
African American or Black	--	--	--	--
Alaskan Native or Native American	--	--	--	--
Asian	--	--	--	--
Hispanic or Latinx	--	--	--	--
Native Hawaiian or Pacific Islander	--	--	--	--
White	1	3	--	--
Two or More Races or Ethnicities	--	--	--	--
LGBTQ+	--
Did Not Disclose Demographic Background	--

Communications with the Board of Directors
Shareholders or other interested parties can contact the Board, any committee of the Board, or any director in particular by writing to: Via Renewables, Inc., 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, Attention: legal department. Shareholders or other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Our legal department will review and forward each communication, as expeditiously as reasonably practicable, to the addressee(s) if (1) the communication complies with the requirements adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer, then the legal department may forward the communication to the chairman of the appropriate committee or the appropriate executive officer.
Oversight of Risk Management
Except as discussed below, the Board of Directors as a whole oversees our assessment of major risks and the measures taken to manage such risks. For example, the Board of Directors:
•has approved the risk management policies related to our wholesale portfolio and hedging activities; and
•reviews management’s capital spending plans, approves our capital budget and requires that management present for Board review significant departures from those plans.
The Audit Committee is responsible for overseeing our assessment and management of financial reporting and internal control risks. In consultation with management, our independent registered public accountant and, if applicable, the officer or employee responsible for the internal audit function, the Audit Committee annually reviews and assesses the adequacy and integrity of our financial reporting process and internal controls, and discusses significant financial risk, exposures and any remedial steps management has taken.
    We have also formed a risk committee. The risk committee has control and authority over all our risk management activities and establishes and oversees the execution of the Company’s credit risk management policy and commodity risk policy. The risk management policies are reviewed at least annually, and the risk committee typically meets quarterly to assure that we have followed our policies. The risk committee also seeks to assure the application of our risk management policies to new products that we may offer.
The risk committee is comprised of our Chief Executive Officer and our Chief Financial Officer who meet on a regular basis as to the status of the risk management activities and positions. Commodity positions are typically reviewed and updated daily based on information from our customer databases and pricing information sources. The risk policy sets volumetric limits on intraday and end of day long and short positions in natural gas and electricity. With respect to specific hedges, we have documented a formal delegation of authority delegating product type, volumetric, tenor and timing transaction limits to the energy supply managers. Any hedging transactions that exceed these delegated transaction limits are reported to the risk committee.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we describe our compensation philosophy, the factors the Compensation Committee considered in developing our compensation packages, and the decision-making process it followed in setting compensation for our Named Executive Officers for the year ended December 31, 2021. You should read this section in conjunction with the tables and accompanying narratives that follow. We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers is reasonable and not excessive.
Our “Named Executive Officers” as defined under the SEC’s rules for the year ended December 31, 2021 were:

Name	Position
W. Keith Maxwell III	Chief Executive Officer
Mike Barajas	Chief Financial Officer
Paul Konikowski	Chief Operating Officer
Barbara Clay	Acting General Counsel and Secretary
James G. Jones II	Former Chief Financial Officer
Kevin McMinn	Former Chief Operating Officer

On August 27, 2020, we entered into an engagement letter with Good Counsel Legal Services, LLC, pursuant to which Ms. Clay agreed to fulfill the role of Acting General Counsel and Secretary to the Company. On August 1, 2021, the engagement letter was amended to reflect a change of the entity from Good Counsel Legal Services, LLC to Good Counsel Group LLC (“Good Counsel”). The terms of the engagement letter are described below. Because Ms. Clay is engaged through Good Counsel pursuant to an engagement letter, she does not participate in our compensation programs on the same basis as other Named Executive Officers unless noted below.
On April 2, 2021, Mr. McMinn entered into a Transition and Resignation Agreement and Mutual Release of Claims (the “McMinn Transition Agreement”), pursuant to which Mr. McMinn resigned from all positions of employment (including as Chief Operating Officer). Because disclosure would have been required for Mr. McMinn but for the fact that he was not serving as an executive officer at December 31, 2021, he is included as a Named Executive Officer.
On November 4, 2021, Mr. Jones entered into a Transition and Resignation Agreement and Mutual Release of Claims (the “Jones Transition Agreement”), pursuant to which Mr. Jones resigned from all positions of employment (including as Chief Financial Officer). Because disclosure would have been required for Mr. Jones but for the fact that he was not serving as an executive officer at December 31, 2021, he is included as a Named Executive Officer.
Objective and Focus

Our principal business strategy is to maintain stable cash flows and to grow our business by adding customers and optimizing our existing customer base. We believe that executing this business strategy will translate directly into increased stockholder value. The objective of our compensation program is to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. Accordingly, a significant portion of our executive compensation is related to factors that directly and indirectly relate to our business strategy and performance, and influence stockholder value.
While the Compensation Committee intends to continue its strategy of using programs that emphasize performance-based compensation with a goal to achieve an appropriate balance between our short and long-term performance and between our performance and stockholder return, we value the opinion of our stockholders and welcome the communication regarding our executive compensation policies and practices. Our Compensation Committee and Board will thoughtfully consider the results of the non-binding advisory vote regarding our Named Executive Officer’s compensation and whether to implement any desired change to our compensation, policies and procedures as a result of such vote.

Elements of Executive Compensation

The compensation of our Named Executive Officers consists of base salaries, annual cash bonuses, long-term incentive awards, and other in-service and post-employment benefits and perquisites.
Base Salary

We pay base salaries to provide a fixed amount of compensation for our Named Executive Officer’s regular work. Base salaries are generally set at levels deemed necessary to attract and retain individuals with superior talent commensurate with their relative expertise and experience. The Compensation Committee reviews the base salaries of the Named Executive Officers annually at the beginning of each fiscal year, and usually makes percentage increases based on several factors, including its view of the cost of living and competitive conditions for executive talent, an evaluation of our performance, the individual’s performance, years of service, responsibilities, experience, leadership abilities, increases or changes in duties and responsibilities, our future growth plans, industry conditions, and our current ability to pay.
Incentive Bonuses

We have historically paid annual incentive cash bonuses to motivate and reward our executives. Our Named Executive Officers have historically had the potential to receive a meaningful cash bonus if annual operational, financial and other objectives and goals are met and the Compensation Committee approves the bonus. Annual cash bonuses have historically been subject to an individual’s continued employment through the date of payment.
In determining the annual cash bonuses earned, the Compensation Committee has historically given substantial weight to achievement of pre-set goals and objectives, which are historically reviewed and adopted by the Compensation Committee at the beginning of the year. Upon completion of the year, the Compensation Committee reviews actual performance to the goals and objectives as a guide to determine the actual amount of the annual cash bonus. However, the Compensation Committee and the Board maintain complete discretion on the final determination of annual cash bonuses for the Named Executive Officers in order to address unusual and infrequent events like the COVID-19 pandemic and the February 2021 Texas winter storm.
In March of 2021, the Compensation Committee initially reviewed and adopted the metrics of Mass Market RCE Count; Operating Expense to Gross Margin; Free Cash Flow to Common Shareholders, and a discretionary component that would allow our Named Executive Officers, consistent with prior years.
Mass Market RCE Count represents the residential customer equivalents (“RCEs”) in the Company’s residential and small commercial book. An RCE is an industry standard measure of natural gas or electricity usage with each RCE representing annual consumption of 100 MMBtu of natural gas or 10 MWh of electricity. Operating Expense to Gross Margin is calculated as general and administrative costs (calculated as total general and administrative costs (including bad debt expense), less non-cash compensation expense, broker fees, and lead generation costs) divided by gross margin (calculated as total retail gross margin, less broker fees). We define retail gross margin as operating income (loss) plus (i) depreciation and amortization expenses and (ii) general and administrative expenses, less (iii) net asset optimization revenues (expenses), (iv) net gains (losses) on non-trading derivative instruments, and (v) net current period cash settlements on non-trading derivative instruments. Free Cash Flow to Common Shareholders represents cash flows generated by the Company available to pay dividends, reduce debt, and pursue growth opportunities. Free Cash Flow to Common Shareholders is calculated as Adjusted EBITDA less interest, preferred stock dividends, tax payments, cash paid for acquisitions, capital expenditures, mandatory loan repayments, and earnout payments.
In April 2022, the Compensation Committee reviewed the Company’s performance to the goals, noting that while Operating Expense to Gross Margin exceeded the goal, both Mass Market RCE Count and Free Cash Flow to Common Shareholder were below target levels, primarily due to ongoing COVID-19 pandemic restrictions, restricted marketing sales, and Winter Storm Uri. Ultimately, the Compensation Committee determined not to grant cash incentive bonuses with respect to the year ended December 31, 2021.
Long-Term Equity Awards

We have historically paid long-term equity awards because we believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:
•balances short- and long-term objectives;

•aligns our Named Executive Officers’ interests with the long-term interests of our stockholders and the creation of stockholder value;

•makes our compensation program competitive from a total remuneration standpoint;

•encourages retention of our Named Executive Officers; and

•gives Named Executive Officers the opportunity to share in our long-term value creation.

The Board originally adopted the Company’s Long Term Incentive Plan on July 21, 2014 in connection with our initial public offering. The incentive plan was amended and restated on September 1, 2016 to expand the sources of Class A common stock that may be used to settle awards granted under the Incentive Plan. At our 2019 annual meeting of shareholders, shareholders approved an amendment and restatement of our incentive plan to increase the number of shares of Class A common stock reserved under the plan (such plan, as amended and restated, the “Incentive Plan”).
Our Incentive Plan provides for grants of cash payments, stock options, stock appreciation rights, restricted stock or units, bonus stock, dividend equivalents, and other stock-based awards. Historically, our Named Executive Offers have only received restricted stock units (“RSUs”), rather than any other type of awards. RSUs represent a right to receive stock, cash or a combination thereof at the end of a specified deferral or vesting period. The RSUs may also provide for dividend equivalent rights (“DERs”) which, rather than paying dividends on RSUs in cash, credits additional RSUs to an awards based on the dividend paid, which are subject to the same vesting schedule as the underlying grant.
Similar to its process for determining annual cash bonuses, the Compensation Committee uses goals and objectives historically adopted and reviewed by the Compensation Committee at the beginning of the year in determining the number of RSUs to grant to our Named Executive Officers. A dollar amount of RSUs based on percentage of base salary is established as a target award. Upon completion of a year, the Compensation Committee reviews actual performance to the goals and objectives to determine the dollar amount of RSUs to be issued as an award. However, the Compensation Committee and the Board maintain complete discretion on the final determination of the number of RSUs to be granted to the Named Executive Officers. After the RSUs are earned and granted, they are subject to an additional service based vesting period.
In March 2021, the Compensation Committee adopted the metrics of Embedded Gross Margin and Relative Total Shareholder Return to be used as a guide in determining the number of RSUs to be granted in 2022 based on performance for the year ended December 31, 2021.
Embedded Gross Margin is defined as a rolling five-year measure of management’s estimate of future contracted Retail Gross Margin. The Embedded Gross Margin is the difference between existing customer contract prices and the cost of supply for the remainder of the term, with appropriate assumptions for customer attrition and renewals. It is assumed that expiring contracts will be renewed at target margin and renewals rates.
Relative Total Shareholder Return is calculated as the percentile ranking against the peer group based on the increase or decrease in the volume-weighted average price (“VWAP”) of the companies’ stock for the last ten trading days of the current year compared to the VWAP of the stock for the last ten trading days of the previous year, plus dividends earned during the current year. Relative Total Shareholder Return is measured according to a peer group of companies selected by the Compensation Committee. The peer group of companies was selected based on industry and relative size.

In March 2021, the Compensation Committee approved a peer group for purposes of Relative Total Shareholder Return consisting of:

Company	Ticker
Genie Energy LTD	GNE
Atlantic Power Corporation	AT
Just Energy Group Inc.	JE.TO
Chesapeake Utilities Corporation	CPK
Unitil Corporation	UTL
RGC Resources, Inc.	RGCO
Suburban Propane Partners, L.P.	SPH
MarineMax, Inc.	HZO
Russel 2000 Index	^RUT
Covanta Holding Corporation	EQT
Superior Plus Corp.	SPB.TO
Mistras Group, Inc.	MG
FuelCell Energy Inc.	FCEL
Jones Energy, Inc.	JONE

The peer group was initially the same as the prior year. The Compensation Committee is permitted to exercise discretion to exclude companies from the peer group, as well as the measurement period for which Relative Total Stockholder Return is calculated at the end of the performance period. The Compensation Committee excluded Atlantic Power Corporation, Covanta Holding Corporation and Jones Energy, Inc., as these companies were acquired. The Compensation Committee also excluded Just Energy Group, Inc. since it was delisted from a national securities exchange.
Each goal serves as a guide for our Named Executive Officer to earn a weighted percentage of their base salary. For the year ended December 31, 2021 and prior to reduction, our Named Executive Officers could have earned a percentage of their base salary as follows for the following metrics, prior to weighting:

Metric	Target	Eligible Grant as a % of Base Salary
		80%	85%	90%	95%	100%	125%	150%
Embedded Gross Margin	$450.9 million	80%	85%	90%	95%	100%	110%	125+%
Relative Total Shareholder Return	70th Percentile	50th	55th	60th	65th	70th	80th	90th

Each of the above metrics is weighted 50%.
In April 2022, the Compensation Committee reviewed the Company’s performance to the pre-determined goals, noting Embedded Gross Margin was $423.0 million (or approximately 94% of the target), and Relative Total Shareholder Return was at the 84th percentile. Achievement at those levels corresponded to an eligible grant of 95% of base salary based on Embedded Gross Margin, and 135% of base salary based on Relative Total Stockholder Return. With a weighting of 50% per metric, this provided a guide for a grant in the amount of 115% of base salary.

Given the unique operating environment as a result of COVID-19 and Winter Storm Uri, the Compensation Committee exercised its discretion to determine the amount of awards rather than strictly rely upon the foregoing formulas. The Compensation Committee determined it should grant RSUs to incentivize Named Executive Officers with long-term strategic goals to grow the customer book, explore new markets to expand geographical diversity, and continue to provide positive returns for shareholders. For Mr. Maxwell, the Compensation Committee also considered the amount of awards typically given to chief executive officers of the list of peer group companies, and that Mr. Maxwell received a base salary of $1. For, Mr. Barajas and Mr. Konikowski, the Compensation Committee considered the lack of a cash bonus award, and prior service to the Company in different capacities.

The following table shows the maximum percentages of base salary that the Named Executive Officers could have received in RSUs that were based upon metrics approved by the Compensation Committee in March 2021, the percentage of base salary actual earned and the dollar amount of the actual awards to be issued.

Name	Maximum Long Term Incentive Award Value as Percentage of Base Salary	Percentage of Base Salary Actually Earned	Dollar Amount of Award(1)
Mr. Maxwell	150%	*	$2,000,000
Mr. Barajas	150%	200%	$500,000
Mr. Konikowski	150%	71.4%	$250,000
Ms. Clay	--	--	$250,000(2)

(1)The awards are expected to be granted in May 2022.
(2)The Compensation Committee elected to award Ms. Clay a grant of RSUs for performance during the year ended December 31, 2021 related to the resolution of several legal matters.

The grants of RSUs to Mr. Barajas and Mr. Konikowski, and Ms. Clay, are expected to vest ratably over four years beginning on May 18, 2023. The grant to Mr. Maxwell is expected to vest ratably over two years beginning on the date of the grant. The percentage of base salary actually earned is not shown for Mr. Maxwell because his base salary is $1, so the amount is not meaningful. Ms. Clay does not have a base salary and is instead paid pursuant to the terms of her consulting agreement with Good Counsel.
The incentive awards issued during the year ended December 31, 2021 are reported in the “Stock Awards” column of the Summary Compensation Table. Please see our proxy statement for our 2021 annual meeting of shareholders for a discussion of the calculation of those awards. The awards to be issued during the year ending December 31, 2022, described above, will be reporting in the Summary Compensation Table for the proxy statement to be filed in connection with the 2023 annual meeting of shareholders.
In-Service and Post-Employment Benefits

In addition to the elements of compensation discussed above, we also provide other benefits to our Named Executive Officers, including retirement benefits to match competitive practices in our industry and that are comparable to those provided at other companies of our size. They are designed to provide certain basic quality of life benefits and protections to our employees and at the same time enhance our attractiveness as an employer.

401(k) Retirement Plan
We sponsor a 401(k) retirement plan. During the year ended December 31, 2021, the plan was available to all of our employees immediately upon employment. The Named Executive Officers participate on the same basis as all other employees. Eligible employees may contribute 90% of their salary up to the Internal Revenue Service maximum contribution to the plan through payroll deductions. We match 100% of an employee’s contribution up to 4% of his or her salary. Our Class A common stock is not an investment option under the plan.

Other Benefit Plans

We provide other benefits such as medical, dental, vision, flexible spending accounts, paid time off, life insurance and disability coverage, which are also provided to all other eligible employees.

Perquisites

We provide certain perquisites to our Named Executive Officers, such as a cellular allowance. More detail on our perquisites may be found in the narrative following the Summary Compensation Table, below.

Tax and Accounting Considerations

The Tax Cuts and Jobs Act of 2017 (the “Tax Act”) eliminated the “performance-based compensation” deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). Given that we have not historically granted compensation that would be considered “performance-based compensation,” all taxable compensation paid to our Named Executive Officers, including compensation expense generated in connection with RSUs is not exempt from the Section 162(m) deduction limit. We may from time to time in the future pay compensation amounts to our executive officers that are not deductible. Although we consider tax deductibility in the design and administration of our executive compensation plans and programs, we believe that our interests are best served by providing competitive levels of compensation to our Named Executive Officers even if it results in the non-deductibility of certain amounts under the Code.

Restricted stock unit awards to our employees, including Named Executive Officers, have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with ASC Topic 718. Restricted stock unit awards to our directors have been granted and reflected in our consolidated financial statements based upon applicable accounting guidance, at fair market value as of the reporting period ending date in accordance with ASC Topic 718.

Clawback Policy

We currently do not have a recovery, or “clawback” policy applicable to our Named Executive Officers of any annual cash bonuses or equity compensation awards other than those required under Section 304 of the Sarbanes-Oxley Act. The Compensation Committee will continue to evaluate the need to adopt such a policy.

The Role of Management

Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer’s conclusions and recommendations, including those for base salary adjustments and award amounts for the current year, are presented to the Compensation Committee. The Compensation Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers.

Our Board of Directors annually considers the performance of our Chief Executive Officer. The Compensation Committee determines all components of our Chief Executive Officer’s compensation and meets outside the presence of all of our executive officers to consider appropriate compensation for our Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, our Compensation Committee consisted of Ms. Bush and Messrs. Evans and Hartwick. Our Compensation Committee consists solely of members who are “independent” as defined by NASDAQ Rule 5605(c). Ms. Bush served as our Chief Financial Officer from May 2012 through April 2013.

During the last completed fiscal year, none of our executive officers served on the board of directors or Compensation Committee of a company that has an executive officer that served on our Board or Compensation Committee. No member of our Board is an executive officer of a company in which one of our executive officers served as a member of the board of directors or Compensation Committee of that company.

Stock Ownership Guidelines
The Board believes that it is in the best interest of the Company and its stockholders to align the financial interests of the officers of non-employee members of the Board with those of the Company’s stockholders. For independent directors, we encourage stock ownership through an informal policy that the independent directors own Class A common stock at least equal to two times their annual retainer of $75,000 prior to selling any shares of Class A common stock or receiving director fees in cash.

Hedging and Pledging
Our insider trading policy, which applies to our officers (including our Named Executive Officers), directors, employees and consultants, strongly discourages hedging and pledging.

Risk Management

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The Compensation Committee performs this assessment annually.

Although portion of the compensation provided to Named Executive Officers is based on our performance, we believe our compensation programs do not encourage excessive and unnecessary risk-taking by our Named Executive Officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short-term and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions.

2022 Executive Compensation Decisions

For the year ending December 31, 2022, Mr. Maxwell will receive a base salary of $1, Mr. Barajas will receive a base salary of $250,000, and Mr. Konikowski will receive a base salary of $350,000.

In March 2022, the Compensation Committee adopted the following metrics to be used in determining the payment of annual cash bonus for the year ended December 31, 2022: Mass Market RCE Count; Operating Expense to Gross Margin; Free Cash Flow to Common Shareholders, and Discretionary. In addition, the Compensation Committee adopted the metrics of Embedded Gross Margin and Relative Total Shareholder Return to determine the number of RSUs to be granted in 2023.

We have in the past granted RSUs that vest upon a change in control (“CIC RSUs”). In April 2022, the Compensation Committee reserved 750,000 shares of Common Stock under our existing Incentive Plan to be used for awards that the Compensation Committee may grant that vest upon a change in control, such as the CIC RSUs. As of the date of this proxy statement, no awards that vest upon a change in control have been granted to, or are outstanding with respect to, any of our current director or executive officers named in this proxy statement. We will disclose the amount, terms and conditions of any new award agreement or grant that vests up on a change in control as required by the rules and regulations of the SEC.

Director Compensation

The Compensation Committee is charged with recommending all cash and non-cash compensation of our non-employee directors. Our non-employee directors, other than Mr. Maxwell, received cash fees for their service on the Board and its committees during the year ended December 31, 2021 as set forth below:

Fee	Amount($)
Annual Retainer	150,000
Audit Committee Chair	10,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	10,000
Special Committee Chair(1)	10,000
Each Special Committee Meeting attended(1)	1,000

(1)    The Special Committee is formed from time to time to review certain related party transactions.

Directors who are also our employees do not receive any additional compensation for their service on our Board of Directors. As the Chairman of the Board of Directors, Mr. Maxwell is paid annual director fees of $250,000. Non-employee directors receive half of their annual retainer in RSUs having a dollar value of $75,000, or beginning January 1, 2020, in cash if the informal stock ownership guidelines described above for non-employee directors have been met. The annual grants have a vesting period of one year. In addition, each director is reimbursed for: (i) travel and miscellaneous expenses to attend meetings and activities of our Board or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of our Board of Directors or any of our committees.

More information about the actual compensation paid to non-employee directors is set forth in the Director Compensation table, below.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation for our NEOs for the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Mr. Maxwell	2021	1	2,222,689	–	24,925	2,247,615
President and Chief Executive Officer	2020	1	–	–	24,925	24,925
Mr. Barajas Chief Financial Officer	2021	177,692	168,500	–	23,782	369,974
Mr. Konikowski Chief Operating Officer	2021	39,081	115,500	–	190,255	344,836
Ms. Clay	2021	–	–	–	600,000	600,000
Acting General Counsel	2020	–	268,285	–	687,525	955,810
Mr. Jones	2021	277,230	668,373	--	333,166	1,278,769
Former Chief Financial Officer	2020	300,000	293,111	–	37,727	630,838
	2019	180,000	350,875	132,750	7,030	670,655
Mr. McMinn	2021	80,769	–	--	427,404	508,173
Former Chief Operating Officer	2020	225,000	179,282	–	42,830	447,112

(1)    The amounts reflected in this column represent the grant date fair value of restricted stock unit awards and dividend equivalent rights granted to the Named Executive Officers pursuant to our Incentive Plan during the year ended December 31, 2021, computed in accordance with ASC Topic 718. See “Note 11. Stock-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021 for additional detail regarding assumptions underlying the value of these equity awards.
(2)The amounts included in the table above under “All Other Compensation” consist of the following:

Name	Year	401(k) Matching Contribution ($)	Insurance Premiums ($)	Cellular Allowance ($)	Other ($)
Mr. Maxwell	2021	–	24,925	–	–
	2020	–	24,925	–	–
Mr. Barajas	2021	7,234	15,780	768	–
Mr. Konikowski	2021	8,246	1,021	988	180,000(3)
Ms. Clay	2021	–	–	–	600,000(4)
	2020	–	–	–	687,523(4)
Mr. Jones	2021	10,569	21,761	836	300,000(5)
	2020	11,716	24,925	1,086	–
	2019	6,277	33	720	–
Mr. McMinn	2021	2,192	6,633	266	418,313(5)
	2020	7,785	18,259	786	16,000(6)

(3)    Represents payments received by Mr. Konikowski as a result of providing consulting services to the Company prior to his appointment as Chief Operating Officer.
(4)    Represents payments under the engagement agreement with Good Counsel. See “—Employment and Other Agreements—Engagement Agreement with Good Counsel.”
(5) Represents severance payments. See “Severance Agreements” below.
(6)    Represents a relocation payment to Mr. McMinn.

Grants of Plan-Based Awards During 2021

The following table presents grants of plan-based awards during the fiscal year ending December 31, 2021:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

Name of Executive	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum($)	Threshold ($)	Target ($)	Maximum($)	All other stock awards: Number of shares of stock or units (#)(2)	Grant date fair value of Stock Awards ($)(3)
Mr. Maxwell	5/18/21	3/2/21	–	–	–	–	–	–	52,521	555,672
	5/18/21	3/2/21							157,563	1,667,017

Mr. Barajas(4)	11/5/21	11/2/21	–	–	–	–	–	–	10,000	115,600
	5/18/21	3/2/21	–	–	–	–	–	–	5,000	52,900

Mr. Konikowski	11/8/21	11/2/21	–	–	–	–	–	–	10,000	115,500
Ms. Clay	–	–	–	–	–	–	–	–	–	–
Mr. Jones	5/18/21	3/2/21	–	–	–	–	–	–	52,247	552,773
	11/5/21	11/2/21	–	–	–	–	–	–	10,000	115,600
Mr. McMinn	–	–	–	–	–	–	–	–	–	–

(1)    Represents the date the award was approved by the Compensation Committee of the Board.
(2)     The grants included tandem dividend equivalent rights that are not shown in the table above.
(3)    The amounts reflected in this column represent the grant date fair value of restricted stock unit awards and dividend equivalent rights granted to the Named Executive Officers pursuant to our Incentive Plan (as defined below), computed in accordance with ASC Topic 718. See “Note 11. Stock-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021 for additional detail regarding assumptions underlying the value of these equity awards.
(4)    Mr. Barajas received a grant of 5,000 RSUs and dividend equivalent rights prior to his appointment as Chief Financial Officer.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table
Restricted Stock Unit Awards

If the Compensation Committee determines that awards of RSUs are earned pursuant to the criteria set above under “Compensation Discussion and Analysis—Elements of Executive Compensation—Long Term Equity Awards—Annual Incentive Awards,” the Compensation Committee has historically granted awards of RSUs that vest ratably over four years in each May, with the initial vesting occurring in May following the year of the grant. The grants made during the year ended December 31, 2021 were for performance during the year ended December 31, 2020.

The grant of 52,521 RSUs to Mr. Maxwell on May 18, 2021 vested immediately. The grant of 157,563 RSUs to Mr. Maxwell on May 18, 2021 vests over four years, with the initial vesting on May 18, 2022. The grant included tandem dividend equivalent rights that vest on the same schedule.

The grant of 10,000 RSUs to Mr. Barajas on November 5, 2021 vests over four years, with the initial vesting on May 18, 2022. The grant included tandem dividend equivalent rights that vest on the same schedule.

The grant of 10,000 RSUs to Mr. Konikowski on November 8, 2021 vests over four years, with the initial vesting on May 18, 2022. The grant included tandem dividend equivalent rights that vest on the same schedule.

The grant of 52,247 RSUs to Mr. Jones on May 18, 2021 vests over four years, with the initial vesting on May 18, 2022. The grant included tandem dividend equivalent rights that vest on the same schedule. The vesting of the 52,247 RSUs to Mr. Jones was accelerated in connection with his departure. See “Severance Agreements” below.

Employment and Other Agreements

Employment Agreement with Mr. Maxwell

In March 2020, we entered into an employment agreement with Mr. Maxwell, by which Mr. Maxwell was named Interim President and Interim Chief Executive Officer of the Company and all of its wholly-owned subsidiaries. Mr. Maxwell was appointed to Chief Executive Officer in November 2020.

Mr. Maxwell’s employment agreement provides for a term beginning March 13, 2020 and continuing in force and effect until the appointment of a new person or persons as President and/or Chief Executive Officer.

•Mr. Maxwell’s employment agreement further provides that:
•Mr. Maxwell will have an Annual base salary of $1.00;
•Mr. Maxwell shall be eligible to participate in any annual bonus plan established by the Company;
•Mr. Maxwell shall be eligible to participate in the Company’s benefit plans and programs;
•the Company will indemnify and hold Mr. Maxwell harmless for all acts and omissions during his employment to the maximum extent possible; and
•the Company will purchase and maintain directors’ and officers’ liability insurance providing coverage for Mr. Maxwell.

Employment Agreements with Messrs. Barajas and Konikowski

In November 2021, we entered into an employment agreement with each of Mr. Barajas and Mr. Konikowski. Each of the employment agreements provides for an initial term through December 31, 2022. The terms of each of the employment agreements automatically renews for periods of 12 months, unless a party under the employment agreements provides notice of non-renewal at least 30 days prior to the expiration of the then-existing term.

The employment agreements each provide that, in the event the relevant executive is terminated by us other than for “cause” or the executive’s employment terminates due to either our election not to renew the term of the agreement or the executive’s resignation for “good reason,” the executive will, subject to execution of a release of claims, be entitled to receive the following payments and benefits:

•12 months’ base salary plus an additional amount equal to the employee’s target bonus for the year of termination pro-rated based upon the number of days employee was employed in the calendar year of termination and based upon our actual performance through such date of termination, payable in twelve substantially equal installments (the “Severance Payment”);
•any bonus earned for the calendar year prior to the year in which the termination occurs but which is unpaid as of the date of termination (the “Post-Termination Bonus Payment”); and
•full vesting of any outstanding unvested awards held by the executive under our Incentive Plan.

“Cause” under the employment agreements is generally defined to include (a) a material uncured breach by the executive of the employment agreement or any other obligation owed to us, (b) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement, (c) any conviction, indictment or plea of nolo contendere with respect to any felony or any crime involving moral turpitude, (d) willful failure to perform obligations pursuant to the employment agreement or failure or refusal to follow the lawful instructions of our Board of Directors and (e) any conduct which is materially injurious to us.

“Good Reason” under the employment agreements is generally defined to include (a) a material diminution in base salary, (b) a material diminution in title, duties, authority or responsibilities, (c) relocation by more than fifty miles or (d) material and uncured breach of the employment agreement by us.

A non-renewal of the term of the employment agreement by the employee, a termination by reason of employee’s death or disability, a termination by the Company for Cause, or a termination of employment by employee without Good Reason, or a separation in connection with a “Change in Control” described, does not give rise to a right to the Severance Payment or Post-Termination Bonus Payment.

If within 120 days prior to execution of a definitive agreement for a “Change in Control” transaction and ending 365 days after consummation or final closing of such transaction, the relevant executive’s employment is terminated by us other than for “cause” or the executive’s employment terminates due to either our election not to renew the term of the agreement or the executive’s resignation for “good reason,” subject to execution of a release of claims and other conditions, the relevant executive is entitled to receive the following payments and benefits:

•a lump sum payment equal to 1.0 times the employee’s base salary then in effect, and the full target annual bonus for the year in which termination occurs, and payable within 15 days following the date in which employment is terminated;
•any bonus earned for the calendar year prior to the year in which the termination occurs but which is unpaid as of the date of termination, payable within 15 days following the date in which employment is terminated;
•a pro rata target annual bonus for the year of termination, calculated based upon our actual performance through such date and payable within 15 days following the date in which employment is terminated;
•full vesting of any outstanding awards held by the executive under our Incentive Plan; and
•reimbursement or payment of certain continuing health benefits, if elected by the executive.

The employment agreements generally define “Change in Control” to mean:

•the consummation of an agreement to acquire or a tender offer for beneficial ownership by any person, of 50% or more of the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors, or by any person of 90% or more of the then total outstanding shares of Class A common stock;
•individuals who constitute the incumbent board cease for any reason to constitute at least a majority of the Board;
•consummation of certain reorganizations, mergers or consolidations or a sale or other disposition of all or substantially all of our assets;
•approval by our shareholders of a complete liquidation or dissolution;
•a public offering or series of public offerings by Retailco and its affiliates, as a selling shareholder group, in which their total interest drops below 10 million of our total outstanding voting securities;
•a disposition by Retailco and its affiliates in which their total interest drops below 10 million of our total outstanding voting securities; or
•any other business combination, liquidation event of Retailco and its affiliates or restructuring of us which the Compensation Committee deems in its discretion to achieve the principles of a Change in Control.

The employment agreements also provide for noncompetition and nonsolicitation covenants which are in effect during the period of the executive’s employment and for a period of 12 months thereafter.

Engagement Agreement with Good Counsel
In August 2020, we entered into an engagement agreement with Good Counsel to represent the Company in connection with its legal, regulatory and compliance matters. The engagement agreement was amended on August 1, 2021 to reflect a change in the entity providing services to Good Counsel. Pursuant to this engagement agreement, Ms. Clay was named Acting General Counsel and Secretary to the Company.
The engagement agreement provides for a flat monthly rate of $50,000 which represents full-time coverage of all legal matters by Mrs. Clay. Good Counsel will also bill us for costs and expenses incurred in the course of their representation, provided that our written approval is necessary for any expenses greater than $300.
In addition to the monthly fee and other fees mentioned above, the engagement agreement also provides for (a) a one-time $50,000 sign-on bonus to be paid to Good Counsel, and (b) a grant to Ms. Clay of 27,500 RSUs, half of which will vest on May 18, 2021, and the other half of which vest on May 18, 2022, unless there is a Change in Control, at which time all of the shares would vest.
The engagement agreement generally defines “Change in Control” to mean:
•the consummation of an agreement to acquire or a tender offer for beneficial ownership by any person, of 50% or more of the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors, or by any person of 90% or more of the then total outstanding shares of Class A common stock;
•individuals who constitute the incumbent board cease for any reason to constitute at least a majority of the Board;
•consummation of certain reorganizations, mergers or consolidations or a sale or other disposition of all or substantially all of our assets or an acquisition of assets of another entity;
•approval by our shareholders of a complete liquidation or dissolution;
•a public offering or series of public offerings by Retailco and its affiliates, as a selling shareholder group, in which their total interest drops below 10 million of our total outstanding voting securities;

•a disposition by Retailco and its affiliates in which their total interest drops below 10 million of our total outstanding voting securities; or
•any other business combination, liquidation event of Retailco and its affiliates or restructuring of us which the Compensation Committee deems in its discretion to achieve the principles of a Change in Control.

The engagement agreement provides for an initial term from September 1, 2020 to August 31, 2022. On or after August 1, 2022, we may terminate the engagement agreement by giving written notice that the engagement agreement ends 60 days from the date of the written notice. If we do not provide such notice, the engagement agreement will continue month-to-month until we terminate it by providing 60 days’ advance written notice. We may also terminate the engagement agreement at any time for Cause.
“Cause” under the engagement agreement is generally defined to include (a) a material uncured breach by the executive of the engagement agreement or any other obligation owed to us, (b) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement, (c) any conviction, indictment or plea of nolo contendere with respect to any felony or any crime involving moral turpitude, (d) willful failure to perform obligations pursuant to the engagement agreement or failure or refusal to follow the lawful instructions of our Board of Directors and (e) any conduct which is materially injurious to us.
Salary to Total Compensation

For the year ended December 31, 2021, salary accounted for the following percentages of each Named Executive Officer’s total compensation:

Name	Salary as a Percentage of Total Compensation
Mr. Barajas	48%
Mr. Konikowski	11%

For Mr. Maxwell, he earns a base salary of $1, so the percentage of salary to total compensation is not meaningful. For Ms. Clay, she is compensated pursuant to the contract with Good Counsel and does not receive a base salary.
Outstanding Equity Awards at 2021 Year End

The following table reflects information regarding outstanding RSUs held by our Named Executive Officers as of December 31, 2021. None of our Named Executive Officers hold any option awards.

Name	Grant Date	Stock Awards
		Number of Restricted Stock Units That Have Not Vested (#)	Market Value of Restricted Stock Units That Have Not Vested ($)(1)
Mr. Maxwell(2)	5/18/21	165,555	1,892,294
Mr. Barajas(3)	11/5/21	17,768	203,088
Mr. Konikowski(4)	11/8/21	10,160	116,129
Ms. Clay(5)	9/4/20	14,985	171,279
Mr. Jones(6)	–	–	–
Mr. McMinn(6)	–	–	–

(1)    Represents the market value of each award based on the closing price of $11.43 of our Class A common stock at December 31, 2021.
(2)    The RSUs shown in the table represent the unvested portion of a grant of 157,563 RSUs and tandem dividend equivalent rights that vest ratably over four years with the first vesting on May 21, 2022.
(3)    The RSUs shown in the table represent the unvested portion of a grant of 10,000 RSUs and tandem dividend equivalent rights that vest ratably over four years with the first vesting on May 18, 2022, and 7,768 RSUs previously held by Mr. Barajas prior to becoming Chief Financial Officer that vest over four years with the first vesting on May 18, 2022.
(4)     The RSUs shown in the table represent the unvested portion of a grant of 10,000 RSUs and tandem dividend equivalent rights that vest ratably over four years with the first vesting on May 18, 2022.

(5) The engagement agreement with Good Counsel specified that Ms. Clay received a grant 27,500 RSUs and tandem dividend equivalent rights, with half vesting on May 18, 2021, and the other half vesting on May 18, 2022.
(6)    All RSUs were settled in connection with the respective officer’s departure. See “Severance Agreements.”

Stock Vested During 2021(1)

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Maxwell(3)	52,521	561,975
Mr. Barajas	1,120	11,984
Mr. Konikowski	--	--
Ms. Clay(4)	14,261	152,593
Mr. Jones(5)	124,083	1,419,463
Mr. McMinn(6)	32,456	317,744

(1)    There are no outstanding option awards.
(2)    The value realized on vesting of RSUs was calculated is based on the number of RSUs that vested (including shares withheld for tax withholding purposes) multiplied by the closing sale price on the date of vesting of the award or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.
(3)    Vesting of 52,521 RSUs on May 18, 2021.
(4)    Vesting of 14,261 RSUs on May 18, 2021.
(5)    Vesting of 16,112 RSUs on May 18, 2021 and 107,971 RSUs on November 4, 2021.
(6)    Vesting of 32,456 RSUs on April 2, 2021.

Potential Payments upon Termination or Change in Control

The employment agreements of Messrs. Barajas and Konikowski provide for certain payments upon termination and change in control. Please see “Employment Agreements-- Employment Agreements with Messrs. Barajas and Konikowski” above. The engagement agreement with Good Counsel provides that the RSUs granted to Ms. Clay will vest upon a change in control. Please see “Engagement Agreement with Good Counsel.” Mr. Maxwell’s employment agreement does not provide for any change in control payments.

The Compensation Committee has the discretion to make certain adjustments to awards in the event of a change in control the Compensation Committee determines is appropriate in light of the specific transaction.

The following tables show the payments that our Named Executive Officer would be entitled to in the event of (a) a termination by the Company for convenience, a non-renewal of the term by the Company, or a termination by the Named Executive Officer for Good Reason, and (b) a termination under circumstances constituting a Change in Control (as defined in the employment agreement) in which the Named Executive Officer’s employment is terminated by the Company for convenience, a non-renewal of the term by the Company, or a termination by the Named Executive Officer for Good Reason as provided therein.

Each of the tables below assume that such event occurred on December 31, 2021, and based on the closing market price of our Class A common stock on that day.

The amounts shown do not include payments that would be payable to all salaried employees generally.

Potential Payments— Termination by Company for Convenience; Non-Renewal by Company; Good Reason

Name	Severance Payment ($)(1)	Pro-Rated Target Bonus ($)(2)	Unpaid Bonus ($)(3)	Vesting of Restricted Stock Units ($)(4)	Total ($)
Mr. Barajas	250,000	--	--	203,088	453,088
Mr. Konikowski	350,000	--	--	116,129	466,129
Ms. Clay	--	--	--	--	--

(1) Consists of twelve months’ 2021 base salary.
(2) For purpose of this table, the pro-rated target bonus is equal to the actual amount earned for the year ended December 31, 2021.
(3) Under these circumstances, the employee would be entitled to any bonus earned for the year ended December 31, 2020 that is unpaid as of the date of termination. We have not included the value of a post-termination bonus payment because no bonus was awarded with respect to the year ended December 31, 2020 or, if awarded, has been paid.
(4) Consists of full vesting of any outstanding unvested awards held by the executive under our Incentive Plan as of December 31, 2021, and based on the closing stock price of our Class A common stock of $11.43 as of December 31, 2021.

Potential Payments— Termination Following Change in Control by Company for Convenience; Non-Renewal by Company; Good Reason

Name	Lump Sum ($)(1)	Pro-Rated Target Bonus ($)(2)	Unpaid Bonus ($)(3)	Vesting of Restricted Stock Units ($)(4)	Total ($)
Mr. Maxwell	--	--	--	--	--
Mr. Barajas	250,000	--	--	203,088	453,088
Mr. Konikowski	350,000	--	--	116,129	466,129
Ms. Clay	--	--	--	171,279	171,279

(1) Consists of a lump sum payment equal to the sum of the Employee’s annual 2021 base salary in effect and the full target annual bonus for the year ended December 31, 2021.
(2) For purpose of this table, the pro-rated target bonus is equal to the actual amount earned for the year ended December 31, 2021.
(3) Under these circumstances, the employee would be entitled to any bonus earned for the year ended December 31, 2020 but which is unpaid as of the date of termination. We have not included the value of a post-termination bonus payment because no bonus was awarded with respect to the year ended December 31, 2020 or, if awarded, has been paid.
(4) Consists of full vesting of any outstanding unvested awards held by the executive under our Incentive Plan as of the date of this Proxy Statement and based on the closing stock price of our Class A common stock of $11.43 as of December 31, 2021.

Severance Agreements

On April 2, 2021, we entered into the McMinn Transition Agreement. Subject to the terms and conditions of the McMinn Transition Agreement, Mr. McMinn received total separation payments in the amount of $418,313.00, less ordinary withholdings for federal income, Social Security, and Medicare taxes (the “Separation Payment”). The Separation Payment will be paid in twenty-six substantially equal bi-weekly installments, less applicable withholdings. Additionally, Mr. McMinn received accelerated vesting of 32,456 RSUs (less 12,772 shares of common stock withheld by the Company to satisfy Mr. McMinn’s federal income tax obligations).

On November 4, 2021, we entered into the Jones Transition Agreement. Subject to the terms and conditions of the Jones Transition Agreement, Mr. Jones received total separation payments in the amount of $300,000.00, less ordinary withholdings for federal income, Social Security, and Medicare taxes (the “Separation Payment”). The Separation Payment will be paid in twenty-six substantially equal bi-weekly installments, less applicable withholdings. Additionally, Mr. Jones received accelerated vesting of 107,971 RSUs (less 42,487 shares of common stock withheld by the Company to satisfy Mr. Jones’s federal income tax obligations).

Director Compensation Table

The following table shows information about non-employee director compensation for the year ended December 31, 2021:

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Mr. Maxwell III	$250,000	$--	$250,000
Mr. Evans	$160,000	$--	$160,000
Mr. Hartwick	$170,000	$--	$170,000
Ms. Bush	$85,000	$94,064	$179,064

(1)    The amounts reflected in this column represent the grant date fair value of restricted stock unit awards and dividend equivalent rights granted to the directors pursuant to our Incentive Plan, computed in accordance with ASC Topic 718. See “Note 11. Stock-Based Compensation” to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021 for additional detail regarding assumptions underlying the value of these equity awards.

Narrative Disclosure to the Director Compensation Table

On May 18, 2021, Ms. Bush received a grant of 7,829 RSUs, including dividend equivalent rights. The RSUs and corresponding dividend equivalent rights will vest in full on May 18, 2022. As of December 31, 2021, Ms. Bush held 8,226 RSUs scheduled to vest on May 18, 2022.

CEO Pay Ratio for 2021

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO:
For the year ended December 31, 2021:
•The median of the annual total compensation of all employees of our Company (other than our CEO) was $75,782; and
•The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $2,247,615.

Based on this information, the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all employees was 29.7:1.
Methodology
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
•Selection of Determination Date. We determined that, as of December 31, 2021, our employee population consisted of approximately 243 employees globally. This population included all of our full-time and part-time employees, and independent contractors.

•Identification of Median Employee. To identify the “median employee” from our employee population, we reviewed the gross wages. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee.”

•Calculation of Annual Total Compensation. Once we identified our median employee, we combined all the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $75,782.

For our CEO’s annual total compensation, we used the amount reported in the “Total” column (column (j)) of our 2021 Summary Compensation Table included in this Proxy Statement for Mr. Maxwell, as he was serving as of the determination date set forth above. We did not annualize his compensation for purposes of the pay ratio.

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by NASDAQ and (iii) financially literate. In addition, each of Ms. Bush and Mr. Hartwick satisfies the definition of “audit committee financial expert” under the applicable rules promulgated pursuant to the Exchange Act. The Audit Committee is a separately designated standing committee of the Board established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter, which is reviewed annually.
Management is responsible for our system of internal controls and the financial reporting process. Our independent registered public accountant is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our auditors.
The Audit Committee has reviewed and discussed with our management and the independent accountants the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 16, Communications with Audit Committees.
Our independent accountants also provided to the Audit Committee the written disclosure required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent accountants that firm’s independence.
Based on the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.
Audit Committee of the Board of Directors

Amanda E. Bush
Nick W. Evans, Jr.
Kenneth M. Hartwick

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our Common Stock outstanding as of March 24, 2022 that is owned by:
•each person or group known to us to beneficially own more than 5% of any class of our outstanding voting securities;
•each director, director nominee and Named Executive Officer; and
•all of our directors and executive officers as a group.
All information with respect to beneficial ownership has been furnished by the respective 5% or more shareholders, directors or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 12140 Wickchester Ln., Suite 100, Houston, Texas 77079.

	Class A common stock beneficially owned (1)(2)		Class B common stock beneficially owned (1)		Combined voting power (3)
Name of beneficial owner	Number	Percentage	Number	Percentage
Five percent Shareholders:
W. Keith Maxwell III (4)	3,555,002	22.5%	20,000,000	100%	65.8%
Renaissance Technologies LLC(5)	976,848	6.2%	—	—	2.7%
BlackRock, Inc. (6)	867,729	5.5%	—	—	2.4%
The Vanguard Group, Inc. (7)	762,803	4.8%	__	__	2.1%
Directors, director nominee and named executive officers:
W. Keith Maxwell, III (4)	3,555,002	22.5%	20,000,000	100%	65.8%
Kenneth M. Hartwick	47,841	*%	—	—	*%
Nick W. Evans, Jr.	37,117	*%	—	—	*%
Amanda E. Bush	5,284	*%	—	—	*%
Mike Barajas	1,513	*%	—	—	*%
Paul Konikowski	--	*%	__	__	*%
Barbara Clay	987	*%	__	__	*%
James G. Jones II	--	*%	__	__	*%
Kevin McMinn	11,682	*%	__	__	*%
Directors and current executive officers as a group (7 total)(2)	3,647,744	23.0%	20,000,000	100%	66.0%

*    Less than one percent
(1)    Each holder of a common unit of Spark HoldCo, LLC, a Delaware limited liability company (“Spark HoldCo”) has the right to exchange all or a portion of its Spark HoldCo common units (together with a corresponding number of shares of Class B common stock) for Class A common stock (or cash at Via Renewables, Inc.’s or Spark HoldCo’s election) at an exchange ratio of one share of Class A common stock for each Spark HoldCo common unit (and corresponding share of Class B common stock) exchanged. For additional information, please see “Certain Relationships and Related Party Transactions—Spark HoldCo LLC Agreement.”
(2)     Excludes the following number of RSUs issued under our Incentive Plan, which may be settled in cash or shares of Class A Common stock or a combination of both at the Company’s election: 168,279 RSUs for Mr. Maxwell; 8,361 RSUs for Ms. Bush; 18,060 RSUs for Mr. Barajas; 10,328 RSUs for Mr. Konikowski; and 15,232 RSUs for Ms. Clay.
(3)    Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each share of Class B common stock entitles its holder to one vote on all matters to be voted on by shareholders generally.
(4)    Reflects (i) 3,551,002 shares of Class A common stock held directly by W. Keith Maxwell III (representing 9.9% of the combined voting power), (ii) 19,725,000 shares of Class B common stock held directly by Retailco (representing 55.1% of the combined voting power), and (iii) 275,000 shares of Class B common stock held directly by NuDevco Retail (representing less than 1% of the combined voting power). W. Keith Maxwell III is the sole member of TxEx Energy Investments, LLC, a Texas limited liability company (“TxEx”), which is the sole member of Retailco and Electric Holdco, LLC, a Texas limited liability company (“Electric Holdco”). Electric Holdco is the sole member of NuDevco Retail Holdings, LLC, a Texas limited liability company (“NuDevco Retail Holdings”), which is the sole member of NuDevco Retail. Accordingly, W. Keith Maxwell III may therefore be deemed to beneficially own the shares of Class A common stock and Class B common stock held by Retailco and NuDevco Retail reported herein. Mr. Maxwell owns 7,000 shares of Series A Preferred Stock, representing less than one percent of the outstanding Series A Preferred Stock, which is not included in his total amount of shares beneficially owned. The Series A Preferred Stock generally have no voting rights and are not entitled to vote on any matters at the Annual Meeting.
(5)    Based on Amendment No. 2 to the Schedule 13G/A filed on February 11, 2022 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation with respect to the Company’s Class A common stock held as of December 31, 2021. Based on Amendment No. 2 to the Schedule 13G, (i) Renaissance Technologies LLC has sole voting power over 976,848 shares of Class A common stock and sole dispositive power over 976,848 shares of Class A common stock, and (ii) Renaissance Technologies Holdings Corporation has sole voting power over 976,848 shares of Class A common stock and sole dispositive power over 976,848 shares of Class A common stock. The address of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation is 800 Third Avenue, New York, NY 10022.
(6)    Based on the Schedule 13G filed on February 3, 2022 by BlackRock, Inc. with respect to the Company’s Class A common stock held as of December 31, 2021. Based on the Schedule 13G, BlackRock, Inc. has sole voting power over 860,982 shares of Class A common stock and sole dispositive power over 867,729 shares of Class A common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(7)    Based on the Schedule 13G filed on February 10, 2021 by The Vanguard Group, Inc. with respect to the Company’s Class A common stock held as of December 31, 2020. Based on the Schedule 13G, The Vanguard Group, Inc. has sole dispositive power over 735,177 shares of Class A common stock, shared voting power over 25,088 shares of Class A common stock and shared dispositive power over 27,626 shares of Class A common stock. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

DELINQUENT SECTION 16(A) REPORTS
Our executive officers and directors and persons who own more than 10% of our Common Stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership of Common Stock, as well as changes in that ownership. Based solely on our review of reports and written representations that we have received, we believe that all required reports were timely filed during 2021, except that:
•On July 2, 2021, W. Keith Maxwell filed a Form 4 to report two purchases of Class A common stock on June 29, 2021 and June 30, 2021 and a conversion of Class B common stock into shares of Class A common stock on July 1, 2021.
•On August 18, 2021, W. Keith Maxwell III filed a Form 4 to report three purchases of Class A common stock on August 11, 2021, August 12, 2021 and August 13, 2021.
•On September 7, 2021, W. Keith Maxwell III filed a Form 4 to report two purchases of Class A common stock on August 30. 2021 and August 31, 2021.
•On September 17, 2021, W. Keith Maxwell III filed a Form 4 to report a purchase of Class A common stock on September 14, 2021, and a grant of RSUs as the result of a dividend equivalent payment on September 15, 2021.
•On September 20, 2021, W. Keith Maxwell III filed a Form 4 to report two purchases of Class A common stock on September 15, 2021 and September 16, 2021.
•On October 8, 2021, W. Keith Maxwell III filed a Form 4 to report six purchases of Class A common stock on August 16, 2021, August 17. 2021, August 18, 2021, September 24, 2021, September 28, 2021 and September 29, 2021.
•On November 12, 2021, Mike Barajas filed a Form 4 to report a grant of RSUs issued on November 5, 2021.
•On November 17, 2021, Paul Konikowski filed a Form 4 to report a grant of RSUs on November 8, 2021.
•On December 8, 2021, W. Keith Maxwell III filed a Form 4 to report two purchases of Class A common stock on November 18, 2021 and November 22, 2021.

TRANSACTIONS WITH RELATED PERSONS
Organizational Structure
W. Keith Maxwell III is the Chairman of the Board and the owner of a majority in voting power of our Common Stock through his ownership of NuDevco Retail and Retailco. Retailco is a wholly owned subsidiary of TxEx, which is wholly owned by Mr. Maxwell. NuDevco Retail is a wholly owned subsidiary of NuDevco Retail Holdings, which is a wholly owned subsidiary of Electric HoldCo, LLC, which is also a wholly owned subsidiary of TxEx. In addition, Mr. Maxwell is also the indirect or direct owner of RetailCo Services, LLC (“Retailco Services”), Associated Energy Services, LP (“AES”), Retail Acquisition Co. LLC (“Acquisition Co”) and NG&E, which are described in the following sections addressing related party transactions since January 1, 2021.
Spark HoldCo, LLC Limited Liability Company Agreement
At the closing of our initial public offering, we entered into the Second Amended and Restated Limited Liability Company Agreement of Spark HoldCo by and among us, Spark HoldCo, NuDevco Retail and NuDevco Retail Holdings. In connection with the issuance of our Series A Preferred Stock in March 2017, we, Spark HoldCo, NuDevco Retail and Retailco (as successor to NuDevco Retail Holdings) entered into the Third Amended and Restated Spark HoldCo, LLC Limited Liability Company Agreement to amend the prior agreement to provide for, among other things, the designation and issuance of Spark HoldCo Series A preferred units, as another equity security of Spark HoldCo to be issued concurrently with the issuance of Series A Preferred Stock by us, including specific terms relating to distributions by Spark HoldCo in connection with the payment by us of dividends on the Series A Preferred Stock, the priority of liquidating distributions by Spark HoldCo, the allocation of income and loss to us in connection with distributions by Spark HoldCo on Series A preferred units, and other terms relating to the redemption and conversion by us of the Series A Preferred Stock. Amendment No. 1 to the Third Amended and Restated Spark HoldCo, LLC Limited Liability Company Agreement was entered into by us, Spark HoldCo, NuDevco Retail and Retailco in connection with the issuance of additional Series A Preferred Stock in February 2018, and Amendment No. 2 to the Third Amended and Restated Spark HoldCo, LLC Limited Liability Company Agreement (as amended, the “Spark HoldCo LLC Agreement”) was entered into in March 2020.
In accordance with the terms of the Spark HoldCo LLC Agreement, NuDevco Retail and Retailco generally have the right to exchange their Spark HoldCo common units (and a corresponding number of shares of our Class B common stock) for shares of our Class A common stock at an exchange ratio of one share of Class A common stock for each Spark HoldCo common unit (and corresponding share of Class B common stock) exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications (an “Exchange Right”). At our or Spark HoldCo’s option, Spark HoldCo may give NuDevco Retail and Retailco cash in an amount equal to the Cash Election Amount of the shares of Class A common stock instead. We are obligated to facilitate an exchange for shares of Class A common stock through a contribution of shares of Class A common stock to Spark HoldCo or, alternatively, we have the right to acquire the subject Spark HoldCo common units and corresponding shares of Class B common stock from NuDevco Retail or Retailco by paying, at our option, either (x) the number of shares of Class A common stock NuDevco Retail or Retailco would have received in the proposed exchange or (y) cash in an amount equal to the Cash Election Amount of such shares of Class A common stock. “Cash Election Amount” means, with respect to the shares of Class A common stock to be delivered to NuDevco Retail or Retailco by Spark HoldCo pursuant to the Spark HoldCo LLC Agreement, (i) if our Class A common stock is then admitted to trading on a national securities exchange, the amount that would be received if the number of shares of Class A common stock to which NuDevco Retail or Retailco would otherwise be entitled were sold at a per share price equal to the trailing 30-day volume weighted average price of a share of Class A common stock on such exchange, or (ii) in the event shares of Class A common stock are not then admitted to trading on a national securities exchange, the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer and the seller, as determined by us. As NuDevco Retail and Retailco exchange their Spark HoldCo common units, our membership interest in Spark HoldCo will be correspondingly increased, and the number of shares of Class B common stock held by NuDevco Retail or Retailco will be correspondingly reduced.
Under the Spark HoldCo LLC agreement, we have the right to determine when distributions will be made to the holders of Spark HoldCo common units and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the holders of Spark HoldCo common units on a pro rata basis in accordance with their respective percentage ownership of Spark HoldCo common units. The Spark HoldCo LLC Agreement provides, to the extent Spark HoldCo has available cash and is not prevented by restrictions in any of its credit agreements, for distributions pro rata to the holders of Spark HoldCo common units such that we receive an amount of cash sufficient to fund the targeted quarterly dividend we intend to pay to holders of our Class A common stock, and distributions to us in an amount equal to the dividends to be paid by us on the Series A Preferred Stock.

The holders of Spark HoldCo units, including us, will generally incur U.S. federal, state and local income taxes on any taxable income of Spark HoldCo allocated to them. Generally, items of gross income and gain are first allocated to us until the cumulative amount of such items for current and prior fiscal years (or other relevant periods) equals the cumulative amount of distributions we receive to pay any special estimated tax liability. Second, items of income and gain are generally allocated to us until the cumulative amount of such items for current and prior fiscal years (or other relevant periods) equals the cash distributions we have received from Spark HoldCo to pay dividends on the Series A Preferred Stock and the amount of accrued and unpaid dividends on the Series A Preferred Stock. Third, items of gross income and gain are allocated to us until the cumulative amount of such items allocated to us for current and prior fiscal years (or other relevant periods) equals the cumulative amount of distributions received by us for a non-pro rata distribution to us from Spark HoldCo. Thereafter, net profits and net losses of Spark HoldCo generally will be allocated to members of Spark HoldCo to target capital account balances according to the amount a member would receive upon a deemed liquidation. Certain non-pro rata adjustments will be required to be made to reflect built-in gains and losses and tax depletion, depreciation and amortization with respect to such built-in gains and losses in allocating items of net profits and losses. The Spark HoldCo LLC Agreement provides, to the extent cash is available, for distributions pro rata to the holders of Spark HoldCo units such that we receive an amount of cash sufficient to cover the estimated taxes payable by us, and to us to cover any special estimated tax liability.
In addition, if the cumulative amount of U.S., federal, state or local taxes payable by us exceeds the amount of the tax distribution to us, Spark HoldCo will make advances to us in an amount necessary to enable us to fully pay these tax liabilities. Such advances will be repayable, without interest, solely from (i.e., by offset against) future distributions by Spark HoldCo to us.
The Spark HoldCo LLC Agreement provides that if we issue a new share of Class A common stock, Series A Preferred Stock, or other equity security (other than shares of Class B common stock, and excluding issuances of Class A common stock upon an exchange of Class B common stock or Series A Preferred Stock), Spark HoldCo will concurrently issue a corresponding limited liability company unit either to the holder of the Class B common stock, or to us in the case of the issuance of shares of Class A common stock, Series A Preferred Stock or such other equity security. As a result, the number of Spark HoldCo units held by us always equals the number of shares of Class A common stock, Series A Preferred Stock or such other equity securities we have outstanding.
Spark HoldCo will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, Spark HoldCo will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of Spark HoldCo, (b) second, to establish cash reserves for contingent or unforeseen liabilities, (c) third, to us in respect of Spark HoldCo Series A preferred units in an amount equal to the total amount that would be required to be distributed by us in respect of Series A Preferred Stock, and (d) the balance thereafter to its members holding Spark HoldCo common units in proportion to the number of Spark HoldCo units owned by each of them.
The Spark HoldCo LLC Agreement also provides that Spark HoldCo will pay certain of our expenses attributable to our status as a public company. Such expenses include, but are not limited to, accounting and legal fees, independent director compensation, director and officer liability insurance expense, Sarbanes-Oxley compliance, transfer agent and registrar fees, tax return preparation, investor relations expense, SEC and NASDAQ compliance fees and the fees and expenses of other service providers that provide services to us in connection with our obligations as a publicly-traded company.
Registration Rights Agreement
On August 1, 2014, we entered into a registration rights agreement with NuDevco Retail and NuDevco Retail Holdings (a predecessor-in-interest to Retailco) to register for sale under the Securities Act shares of our Class A common stock delivered in exchange for Spark HoldCo common units (together with an equal number of shares of our Class B common stock) in the circumstances described below. Retailco became a party to this agreement in December 2015. This agreement provides NuDevco Retail and Retailco, as holders of registrable securities under the agreement, with the right to require us, at our expense, to register shares of our Class A common stock held by them from time to time that are issuable upon exchange of Spark HoldCo units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock.
Demand Rights. Subject to certain limitations, NuDevco Retail and Retailco have the right, by delivering written notice to us, to require us to register the number of shares of Class A common stock requested to be so registered in accordance with the registration rights agreement. Within 30 days of receipt of notice of a demand registration, we are required to give written notice to all other holders of registrable shares of Class A common stock. Subject to certain limitations as described below, we will use our commercially reasonable efforts to effect, as soon as commercially reasonable, the registration of all securities with respect to which we receive a written request.

Piggyback Rights. Subject to certain limitations, NuDevco Retail and Retailco are entitled to request to participate in, or “piggyback” on, registrations of any of our Class A common stock for sale by us in an underwritten offering.
Conditions and Limitations. The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters, as applicable, to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, our Board of Directors may defer any filing for up to six months if our Board of Directors determines that such disclosure would have a material adverse effect on us.
If requested by us or an underwriter, NuDevco Retail and Retailco will not be able to make any sale of our equity securities, except securities included in such registration, during a period commencing on the date beginning fourteen (14) days prior to the expected date of “pricing” of such offering and continuing for a period not to exceed 90 days beginning on the date of such final prospectus (or prospectus supplement if the offering is made pursuant to a shelf registration statement), or such shorter period as may be requested by an underwriter.
Expenses and Indemnification. In connection with any registration effected pursuant to the terms of the registration rights agreement, we are required to pay for all of the fees and expenses incurred in connection with such registration, including, without limitation, registration fees, qualification and filing fees and printing expenses. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by the persons including such registrable securities in any such registration on a pro rata basis. We have also agreed to indemnify the holders of registrable securities and each of their respective officers, directors, partners and agents, the underwriters, and each person who controls such holders or underwriters, against all losses, claims, damages and liabilities (joint or several) with respect to each registration effected pursuant to the registration rights agreement.
On September 20, 2019, we filed a registration statement under the Securities Act on Form S-3 registering, among other things, the offer and sale, from time to time, of the Class A common stock held by Retailco and NuDevco (including Class A common stock that may be obtained upon conversion of Class B common stock). The registration statement was declared effective on October 18, 2019.
Indemnification Agreements

We have entered into indemnification agreements with each of our current executive officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Subordinated Debt Facility
We maintain a subordinated debt facility of up to $25.0 million with Spark HoldCo and Retailco (the “Subordinated Debt Facility”). The Subordinated Debt Facility allows us to draw advances in increments of no less than $1.0 million per advance up to the maximum principal amount of the Subordinated Debt Facility. Advances thereunder accrue interest at 5% per annum from the date of the advance. We have the right to capitalize interest payments under the Subordinated Debt Facility. The Subordinated Debt Facility is subordinated in certain respects to our Senior Credit Facility pursuant to a subordination agreement. We may pay interest and prepay principal on the Subordinated Debt Facility so long as we are in compliance with the covenants under our Senior Credit Facility, are not in default under the Senior Credit Facility and have minimum availability of $5.0 million under the borrowing base under the Senior Credit Facility. Payment of principal and interest under the Subordinated Debt Facility is accelerated upon the occurrence of certain change of control or sale transactions. In October 2021, we amended the Subordinated Debt Facility solely to extend the maturity date from January 31, 2023 to January 31, 2025.

During the year ended December 31, 2021, the largest aggregate amount outstanding under the Subordinated Debt Facility was $10.0 million. As of December 31, 2021, we did not have any borrowings under the Subordinated Debt Facility. During the year ended December 31, 2021, we paid interest of less than $0.1 million under the Subordinated Debt Facility.

Historical Transactions with Affiliates
We enter into transactions with and pay certain costs on behalf of affiliates (specifically, TexEx Energy Operating, LLC, and NG&E) that are commonly controlled in order to reduce risk, reduce administrative expense, create economies of scale, create strategic alliances and supply goods and services to these related parties. We also sell natural gas to NG&E. Affiliated transactions include certain services to the affiliated companies associated with employee benefits provided through our benefit plans, insurance plans, leased office space, administrative salaries, due diligence work, recurring management consulting, and accounting, tax, legal, or technology services. Amounts billed are based on the services provided, departmental usage, or headcount, which are considered reasonable by management. Where costs incurred on behalf of the affiliate or us cannot be determined by specific identification for direct billing, the costs are allocated to the affiliated entities or us based on estimates of percentage of departmental usage, wages or headcount. As such, our financial statements include costs that have been incurred by us and then directly billed or allocated to affiliates, as well as costs that have been incurred by our affiliates and then directly billed or allocated to us. The paragraphs below describe transaction arising from historical relationships that existed between us and other affiliates during the year ended December 31, 2021.
Cost allocations
The total net amount direct billed and allocated (to)/from affiliates was $(0.5) million, for the year ended December 31, 2021. These amounts include the payments for administrative costs for information technology, power and gas supply, employee benefits and other services with NG&E, TxEx, Retailco and other affiliated entities. These amounts also include the payments discussed in more detail below under the heading “Office Lease and Facilities” and “Transactions with NG&E.”
Office Lease and Facilities
We share our corporate headquarters with certain of our affiliates. NuDevco Midstream Development, LLC, an indirect subsidiary of TxEx, is the lessee under the current lease agreement covering our corporate headquarters. NuDevco Midstream Development, LLC pays the entire lease payment and facilities charges on behalf of the affiliates of TxEx, and we reimburse NuDevco Midstream Development, LLC for our share. During the year ended December 31, 2021, we paid affiliates $1.9 million in lease payments and facilities charges.
Transactions with NG&E
Retail revenues-affiliates recorded in net asset optimization revenues in the combined statements of operations for the year ended December 31, 2021 were $1.6 million. Cost of revenues-affiliates recorded in net asset optimization revenues in the combined statements of operations for the year ended December 31, 2021 were less than $0.1 million.
Policies and Procedures for Review of Related Party Transactions
Our Board of Directors has adopted a written related party transactions policy. Pursuant to this policy, our Audit Committee or a specially designated committee consisting solely of independent directors reviews all material facts of all Related Party Transactions (as defined below) and either approves or disapproves entry into the Related Party Transaction, subject to certain limited exceptions. A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or director nominees;
•any person who is known by us to be the beneficial owner of more than 5.0% of our Class A common stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, executive officer or a beneficial owner of more than 5.0% of our Class A common stock, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner of more than 5.0% of our Class A common stock; and
•an entity that is owned or controlled by any of the foregoing persons, or an entity in which any of the foregoing persons has a substantial ownership interest or control of the entity.
In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee or other specially designated committee takes into account, among other factors it deems appropriate, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (ii) the extent of the Related Person’s interest in the transaction and (iii) whether the Related Party Transaction is material to the Company. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations. The policy also requires that all Related Party Transactions of which management is aware should be disclosed to the Audit Committee.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT
On March 26, 2022, the Audit Committee of the Board determined not to re-appoint Ernst & Young LLP (“EY”) as the Company’s independent public accounting firm for the Company’s fiscal year ending December 31, 2022 and notified EY of such decision on March 28, 2022.
The audit reports of EY on the Company’s consolidated financial statements for the fiscal years ended December 31, 2021 and 2020 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2021 and 2020, and through March 26, 2022, there were no disagreements with EY on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the matter in their report. There were no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended December 31, 2021 and 2020 and the interim period through March 26, 2022.
On March 26, 2022, the Committee approved the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm commencing with the quarter ending March 31, 2022 and for the fiscal year ending December 31, 2022, to be effective upon GT’s completion of its standard client acceptance process and execution of an engagement letter. On March 31, 2022, GT advised the Audit Committee that it had completed its standard client acceptance process, and on April 1, 2022, GT and the Company finalized an engagement letter relating to GT’s appointment.
During the two fiscal years ended December 31, 2021 and 2020 and the interim period through March 31, 2022, the Company has not consulted with GT on any matter relating to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements; or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or any “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).
The Board of Directors is submitting the appointment of GT for ratification at the Annual Meeting. The submission of this matter for approval by shareholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for shareholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the shareholders do not ratify the appointment of GT, the Audit Committee will reconsider the appointment of that firm as our auditors.
The Audit Committee has the sole authority and responsibility to retain, evaluate and replace our auditors. The shareholders’ ratification of the appointment of GT does not limit the authority of the Audit Committee to change auditors at any time, including during the 2022 fiscal year.
Audit and Other Fees
The table below sets forth the aggregate fees billed by EY, our previous independent registered public accountant, for the fiscal year ended December 31, 2021 and 2020:

	2021	2020
Audit Fees (1).........................................................................................................................................	$1,197,781	$1,271,821
Audit-Related Fees.................................................................................................................................	—	—
Tax Fees (2) ...........................................................................................................................................	37,164	23,351
All Other Fees........................................................................................................................................	—	—
Total	$1,234,945	$1,295,172

(1)    Audit fees represent fees for professional services provided in connection with: (a) the annual audit of our consolidated financial statements for the year ended December 31, 2021 and 2020; (b) the review of our quarterly consolidated financial statements; (c) assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; and (d) review of our other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the year ended December 31, 2021 and 2020.
(2)    Tax fees represent fees for professional services provided in connection with technical assistance for international, federal and state tax matters provided for the years ended December 31, 2021 and 2020.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of audit, audit-related, tax and other services. For the year ended December 31, 2021, the Audit Committee pre-approved 100% of the services described above.
We expect that representatives of GT will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.
Required Vote
The ratification of the appointment of the independent public accountant proposal requires an affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the matter at the Annual Meeting
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the appointment of Grant Thornton LLP as the independent registered public accountant of the Company for 2022.

PROPOSAL THREE
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our shareholders to approve, on an advisory basis, the compensation paid to our Named Executive Officers, as reported in this proxy statement.
This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the Company, the Board, or the Compensation Committee of the Board of Directors. Nonetheless, the Board of Directors takes this vote and the opinions of our shareholders seriously, and the Compensation Committee will evaluate the outcome of this vote in making future compensation decisions with respect to our Named Executive Officers. The vote on this resolution is intended to address the Company’s overall compensation of our Named Executive Officers and our compensation philosophy and practices, as described in this proxy statement.
We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by voting in favor of the following resolution:
“RESOLVED, That the shareholders of Via Renewables, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for our 2022 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion contained in this proxy statement.”
In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, particularly the section titled “Executive Compensation – Compensation Discussion and Analysis,” which contains detailed information about our executive compensation program.
Required Vote
The approval of the compensation of our Named Executive Officers, on an advisory basis, requires an affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on the matter at the Annual Meeting.
Recommendation
The Board of Directors unanimously recommends shareholders vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

SHAREHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES
Proxy Statement Proposals
Any of our shareholders who desire to submit a proposal for action at the 2023 Annual Meeting of Shareholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in our proxy materials, must submit such Rule 14a-8 Proposal to us at our principal executive offices no later than December 7, 2022 unless we notify the shareholders otherwise. Only those Rule 14a-8 Proposals that are timely received by us, proper for shareholder action (and otherwise proper), and satisfy the SEC requirements for inclusion will be included in our proxy materials.
Other Proposals
Any of our shareholders who desire to submit a proposal for action at the 2023 Annual Meeting of Shareholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in our proxy materials, must submit such Non-Rule 14a-8 Proposal to us at our principal executive offices so that it is received between January 18, 2023 and February 17, 2023, unless we notify the shareholders otherwise. The advance notice provisions contained in our bylaws are in addition to, and separate from, the requirements that a shareholder must meet in order to have a Rule 14a-8 Proposal included in our Proxy Statement under the rules of the SEC. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with our bylaws and the applicable rules of the SEC.
If a Non-Rule 14a-8 Proposal is properly presented at the meeting, we will elect to exercise our discretionary voting authority with respect to such Non-Rule 14a-8 Proposal. “Discretionary voting authority” is the ability to vote proxies that shareholders have executed and submitted to us, on matters not specifically reflected in our proxy materials, and on which shareholders have not had an opportunity to vote by proxy. A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable SEC rules. The Board of Directors knows of no matters, other than the proposals included in this Proxy Statement, to be presented for consideration at the Annual Meeting.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023. However, if the date of the 2023 annual meeting is more than 30 days before or after the date of the anniversary of the 2022 annual meeting, the notice must be provided by the close of business on the later of the sixtieth day prior to the 2023 annual meeting or the tenth day following the day on which public announcement of the date of the 2023 annual meeting is first made, as provided by Rule 14a-19. These deadlines assume that the shareholder has not previously filed a proxy statement with the required information.
Identification of Director Candidates
It is the responsibility of the Nominating and Corporate Governance Committee to identify, evaluate and recommend nominees for election at the annual meeting of shareholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. Final approval of a candidate will be determined by the Board of Directors.
The Nominating and Corporate Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face an independent energy retail services company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.
Although we do not have a formal policy regarding diversity, the Nominating and Corporate Governance Committee considers the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board, when selecting nominees. In that regard, the Nominating and Corporate Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Corporate Governance Committee believes it has achieved that balance through the representation on the Board of Directors of members having experience in the energy retail services industry, accounting and investment analysis, among other areas. The Nominating and Corporate Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Corporate Governance Committee may from time to time engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.
The Nominating and Corporate Governance Committee will also consider any nominee recommended by shareholders for election at the annual meeting of shareholders to be held in 2023 if that nomination is submitted in writing, between January 18, 2023 and February 17, 2023, to Via Renewables, Inc., 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, Attention: Legal. The Nominating and Corporate Governance Committee will evaluate director nominees proposed by shareholders on the same basis as recommendations received from any other source. With respect to each such nominee, the following information must be provided to us with the written nomination:
•the nominee’s name, address and other personal information;
•the number of shares of each class and series of stock of the Company held by such nominee;
•the nominating shareholder’s name and address; and
•all other information required to be disclosed pursuant to our bylaws.
Each submission must also include a written consent signed by the nominee evidencing a willingness to serve as a director, if elected. We suggest that any such proposal be sent by certified mail, return receipt requested.
SOLICITATION OF PROXIES
Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by our officers, directors and regular employees. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and we will reimburse the forwarding expenses. In addition, we have retained Broadridge Financial Solutions to provide various services relating to the solicitation of proxies, including webhosting, printing, mailing and tabulating votes, for a fee of approximately $32,000. We will bear all costs of solicitation.
SHAREHOLDER LIST
In accordance with the Delaware General Corporation Law, we will maintain at our corporate offices in Houston, Texas, a list of the shareholders entitled to vote at the Annual Meeting. The list will be open to the examination of any shareholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.
SHAREHOLDERS SHARING AN ADDRESS
We will deliver only one set of proxy materials to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We undertake to deliver promptly, upon written or oral request, an additional copy of the proxy materials to a shareholder at a shared address to which a single copy has been delivered. A shareholder can notify us that the shareholder wishes to receive a separate copy of the proxy materials by contacting us at the following address or phone number: 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, Attention: Legal or (713) 600-2600. Conversely, if multiple shareholders sharing an address receive multiple proxy materials and wish to receive only one, such shareholders can notify us at the address or phone number set forth above.
PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION
Our Annual Report to Shareholders for the year ended December 31, 2021, is being made available to shareholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners)Signature [PLEASE SIGN WITHIN BOX] DateDate SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 00 00 55 46 23 _1 R 1. 0. 0. 24 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of one Class II Director Nominees 01) Nick Wiley Evans Jr. VIA RENEWABLES, INC. 12140 WICKCHESTER LN., SUITE 100 HOUSTON, TX 77079 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 17, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 17, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accountant for 2022. 3. To approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the Proxy Statement. NOTE: If any other matters come properly before the meeting, the persons named in the proxy will vote in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

00 00 55 46 23 _2 R 1. 0. 0. 24 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 18, 2022: The Annual Report including 10-K, Notice & Proxy Statement are available at www.proxyvote.com VIA RENEWABLES, INC. Annual Meeting of Shareholders May 18, 2022 10:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Mike Barajas and Paul Konikowski, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of VIA RENEWABLES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, CDT on May 18, 2022, at 12140 Wickchester Ln., Suite 100, Houston, Texas 77079, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendations of the Board of Directors; therefore, if no direction is given, this proxy will be voted FOR the director nominees in proposal 1, and FOR proposals 2 and 3. Continued and to be signed on reverse side